UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXTREME NETWORKS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, California 95051

(408) 579-2800

March 21, 2012

Dear Stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders to be held on Thursday, April 26, 2012 at 2:00 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

At this meeting, you are being requested to:

•	Elect two members of the Board of Directors for a one-year term,

•	Vote on a non-binding advisory resolution to approve executive compensation,

•	Vote on a non-binding advisory proposal on the frequency of holding future votes regarding executive compensation,

•	Ratify the appointment of our independent auditors for our fiscal year ending June 30, 2012,

•

Vote on a proposal submitted by a stockholder, if properly presented at the meeting, which constitutes a non-binding advisory proposal requesting that our Board of Directors redeem the rights issued pursuant to our stockholder rights agreement and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please refer to the Notice of Annual Meeting of Stockholders and Proxy Statement for further information on each of these proposals.

It is important that you use this opportunity to take part in the affairs of Extreme Networks by voting on the business to come before this meeting. After reading the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended July 3, 2011, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares are represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended July 3, 2011, you will not be receiving a proxy card and must vote electronically. For more information, see “Electronic Delivery of Stockholder Communications” in the Proxy Statement.

If you have any further questions concerning the annual meeting or any of the proposals, please contact our investor relations department at (408) 579-3030. We look forward to your attendance at the annual meeting.

Yours Very Truly,

Oscar Rodriguez
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2012

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Extreme Networks, Inc., a Delaware corporation, will be held on Thursday, April 26, 2012 at 2:00 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051, in order to:

1.	Elect two directors to hold office for a one-year term and until their successors are elected and qualified or until their earlier resignation or removal,

2.	Vote on a non-binding advisory resolution to approve executive compensation,

3.	Vote on a non-binding advisory proposal on the frequency of holding future votes regarding executive compensation,

4.	Ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2012,

5.	Vote on a proposal submitted by a stockholder, if properly presented at the meeting, which constitutes a non-binding advisory proposal requesting that our Board of Directors redeem the rights issued pursuant to our stockholder rights agreement and

6.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on February 8, 2012 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

BY ORDER OF THE BOARD OF DIRECTORS,

Diane C. Honda Vice President, General Counsel and Secretary

Santa Clara, California

March 21, 2012

IMPORTANT: To assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2012: The Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

TO THE PROXY STATEMENT

i

ii

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors, or our Board, is requesting that you permit your common stock to be represented at the Annual Meeting of Stockholders of Extreme Networks, to be held on Thursday, April 26, 2012, which we refer to as the “2011 Annual Meeting,” or at any postponement or adjournment thereof, by the proxies named on the enclosed proxy card for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2011 Annual Meeting. Please read it carefully. Voting materials, which include this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended July 3, 2011, or our 2011 Annual Report, and the accompanying proxy card, are first being mailed on or about March 21, 2012 to all stockholders entitled to vote at the 2011 Annual Meeting, and, on or about the same date, electronic versions of these documents are being sent via email to stockholders who have registered for electronic delivery.

In this Proxy Statement, Extreme Networks may also be referred to as “we,” “our,” or “us.”

Who May Vote

You may vote your shares of Extreme Networks’ common stock if our records show that you owned your shares on February 8, 2012. At the close of business on that date, 93,594,187 shares of Extreme Networks’ common stock were outstanding and eligible to vote. You are entitled to one vote for each share you hold.

Voting Your Proxy

All valid proxies received before the 2011 Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the 2011 Annual Meeting in person. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the 2011 Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the 2011 Annual Meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by (i) filing with the Investor Relations department of Extreme Networks a written revocation or a duly executed proxy bearing a later date, or (ii) by voting in person at the 2011 Annual Meeting.

For those stockholders who are voting by Internet and received notification by mail, follow these steps:

1.	Log on to http://www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in the proxy card or voting instruction form accompanying this Proxy Statement.

2.	Complete the electronic ballot and submit your voting instructions.

3.	Provide your email address if you want confirmation of your voting instructions.

Or, for those stockholders who are voting by Internet and received notification by e-mail, follow these steps:

1.	Log on to http://www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in your e-mail message and the personal identification number (PIN) you used when you enrolled for electronic delivery.

2.	The ballot displayed contains Internet links to the applicable materials; read them carefully.

3.	Complete the electronic ballot and submit your voting instructions.

For those stockholders who are voting by telephone, follow these steps:

1.	Dial 1-800-690-6903 using a touch-tone telephone.

2.	You will be prompted to enter the twelve-digit number contained in the proxy card or voting instruction form accompanying this Proxy Statement.

3.	Follow the instructions the vote voice provides you to submit your voting instructions.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the 2011 Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that broker, bank or other nominee. For shares held through a broker, bank or other nominee, follow the voting instructions on the form you receive from your broker, bank or other nominee. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board. All shares represented by valid proxies received before the 2011 Annual Meeting will be voted.

Votes Needed to Hold the Meeting

The 2011 Annual Meeting will be held if a majority of the Extreme Networks’ outstanding shares of common stock entitled to vote, whether present in person or represented by proxy, is represented at the meeting. This is called a “quorum.” Your shares will be counted for purposes of determining if there is a quorum if you either are present and vote in person at the 2011 Annual Meeting, or you have properly submitted a proxy card or voted by telephone or by using the Internet, even if you wish to abstain from voting on some or all matters introduced at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Under the rules regulating brokers, banks and other nominees who are members of the New York Stock Exchange and the NASDAQ, brokers, banks or other nominees that have not received voting instructions from a customer ten days prior to the date of the 2011 Annual Meeting may vote the customer’s shares in discretion of the broker, bank or other nominee on proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm. However, the election of directors is considered a “non-discretionary” item, which means that your broker, bank or other nominee cannot vote your shares to elect directors without your specific instructions.

Matters to Be Voted On at the Meeting

The following proposals will be presented for your consideration at the 2011 Annual Meeting:

1.	A proposal to elect two directors to hold office for a one-year term and until their successors are elected and qualified or until their earlier resignation or removal.

2.	A proposal to vote on a non-binding advisory resolution regarding executive compensation.

3.	A non-binding advisory proposal on the frequency of holding future votes regarding executive compensation.

4.	A proposal to ratify the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2012.

5.	A proposal submitted by a stockholder constituting a non-binding advisory proposal requesting that our Board redeem the rights issued pursuant to our stockholder Rights Agreement dated April 27, 2001, as amended on June 30, 2010 and April 27, 2011 (which we refer to as the “Rights Plan”).

You will also be asked to transact such other business as may properly come before the 2011 Annual Meeting.

Cost of This Proxy Solicitation

We are paying the costs of the solicitation. We may reimburse brokers, banks and other nominees for reasonable expenses incurred in connection with forwarding our proxy materials to beneficial owners. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. We are soliciting proxies electronically through the Internet from stockholders who previously registered to receive proxy materials electronically through the Internet.

Attending the Meeting

Stockholders may attend our 2011 Annual Meeting in person. The 2011 Annual Meeting will be held at 2:00 p.m. Pacific Time on Thursday, April 26, 2012 at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

You may vote shares held directly in your name in person at the 2011 Annual Meeting. If you choose to attend the 2011 Annual Meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the 2011 Annual Meeting, you must also request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the 2011 Annual Meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy is counted), or by attending the 2011 Annual Meeting and voting in person. However, your attendance at the 2011 Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting Your Proxy” above for further instructions.

Our Voting Recommendations

Our Board recommends that you vote:

•	“FOR” the election of two directors to hold office for a one-year term and until their successors are elected and qualified or until their earlier resignation or removal, and

•	“FOR” the non-binding advisory resolution regarding executive compensation.

•	ONE YEAR on the non-binding advisory proposal on the frequency of holding future votes regarding executive compensation.

•	“FOR” ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 30, 2012.

•	“AGAINST” the proposal requesting the redemption of the rights issued pursuant to our Rights Plan.

Voting Results

The preliminary voting results will be announced at the 2011 Annual Meeting. The final voting results will be published in a current report on Form 8-K within four (4) days of adjournment of the 2011 Annual Meeting.

Electronic Delivery of Stockholder Communications

This year we are pleased to again offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive our Annual Reports on Form 10-K and proxy statements via email notification as soon as these are available. You may also submit your votes online in connection with stockholder meetings. This helps to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://investor.extremenetworks.com and enter information for all of your Extreme Networks’ stockholdings. Your enrollment will be effective until canceled. You may access our notices of meeting of stockholders, proxy statements and Annual Reports on Form 10-K on the Internet at http://investor.extremenetworks.com. If you have questions about electronic delivery, please call our Investor Relations department at (408) 579-3030.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Extreme Networks’ stock account, unless otherwise requested, pursuant to current householding rules, we are delivering only one set of voting materials, which includes proxy statements, proxy cards and Annual Reports on Form 10-K, to stockholders who share the same address.

How To Obtain A Separate Set of Voting Materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (408) 579-3030. You may also write us at: Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, Attn: Investor Relations. Upon such a request, we will promptly deliver voting materials to a stockholder at a shared address to which we delivered a single copy of voting materials.

PROPOSAL ONE:

ELECTION OF DIRECTORS

At our 2010 annual meeting, our stockholders approved an amendment to our Restated Certificate of Incorporation, as amended, (the “Restated Certificate”) to provide for the declassification of our Board over a three year period and then for annual election of all directors. Prior to the amendment of the Restated Certificate, our Board was divided into three classes – Class I, Class II and Class III, with each Class serving a staggered three-year term. Beginning with the 2011 Annual Meeting, directors elected to succeed those Class I directors whose terms are expiring will be subject to election for a one-year term expiring at the next annual meeting of stockholders. Class II and Class III directors elected prior to the 2011 Annual Meeting, however, will complete their full three year terms to which they were previously elected. By the 2013 annual meeting, we will have completed our transition to a fully declassified Board and all directors will be elected for a one-year term.

Gordon R. Stitt and Ken Levy will retire from our Board at the 2011 Annual Meeting, and therefore will not stand for re-election at the 2011 Annual Meeting. Our Board expresses its sincere gratitude to Messrs. Stitt and Levy for their service to Extreme Networks and their contributions to our Board. In connection with the retirement of Messrs. Stitt and Levy, the Board, in accordance with our bylaws, acted by resolution to reduce its size from nine members to eight, to be effective concurrently with the 2011 Annual Meeting. This reduction in the size of the Board will reduce the number of directors to be elected at the 2011 Annual Meeting from three to two.

At the recommendation of the Nominating and Corporate Governance Committee, our Board’s nominees for election at the 2011 Annual Meeting are Oscar Rodriguez and Maury Austin. Mr. Rodriguez is currently our Chief Executive Officer and a director on our Board.

Please see below under the heading “Board of Directors” for information concerning each nominee. If elected, Messrs. Rodriguez and Austin will serve as directors until the annual meeting of stockholders in 2012 and until their successors are elected and qualified or until their earlier resignation or removal.

Each nominee has indicated to us that he will serve if elected. If Messrs. Rodriguez or Austin decline to serve or become unavailable for any reason, or if a vacancy otherwise occurs before the election, although management knows of no reason that this will occur, the proxies may be voted for a substitute nominee as the Nominating and Corporate Governance Committee or our Board may designate.

Vote Required and Board of Directors Recommendation

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the 2011 Annual Meeting will be elected, assuming a quorum is present. Votes for, votes to withhold authority and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but broker non-votes will have no effect on the outcome of the election. If you sign and return a proxy card without giving specific voting instructions as to the election of any director, your shares will be voted in favor of the nominees recommended by our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS

The following table provides information concerning the age, tenure on our board of directors, or our Board, and class of our directors and nominees.

Name	Age	Director Since	Class
Oscar Rodriguez, Director, President and Chief Executive Officer	51	2010	I
Edward B. Meyercord, III, Chairman of the Board of Directors	46	2009	II
John H. Kispert, Director	48	2009	II
Harry Silverglide, Director	65	2004	II
Charles Carinalli, Director	63	1996	III
Edward H. Kennedy, Director	57	2011	III
John C. Shoemaker, Director	68	2007	III
Maury Austin, Nominee	54	N/A	N/A

Our director in Class I is serving a term expiring at the 2011 Annual Meeting. Directors in Class II are serving a term expiring at the 2012 annual meeting of stockholders. Directors in Class III are serving a term expiring at the 2013 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

The biographies of each of our nominees and continuing directors below contains information regarding the person’s service as a director, if applicable, business experience, other director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our Board to determine that the person should serve as a director.

Nominees for Election at 2011 Annual Meeting

Maury Austin.    Mr. Austin serves as a strategic advisor for technology-oriented businesses. From March 2008 to December 2011, Mr. Austin served as Chief Financial Officer of MIPS Technologies, Inc., a publicly traded provider of processor architectures and cores for digital home, networking and mobile applications. Mr. Austin previously served as Senior Vice President and Chief Financial Officer of Portal Software, Inc. from June 2005 until its acquisition and integration into Oracle Corporation in November 2006. From 2004 to 2005, Mr. Austin served as Senior Vice President and Chief Financial Officer for Southwall Technologies. Prior to his employment with Southwall Technologies, Inc., Mr. Austin was Senior Vice President and Chief Financial Officer for Vicinity Corporation from 2000 until its acquisition by Microsoft Corporation in 2003. Mr. Austin also has held executive positions at Apple Inc., Symmetricom, Inc., FlashPoint and General Electric Co. Mr. Austin holds a B.S. in Business Administration (Finance & Marketing) from the University of California, Berkeley and an MBA from Santa Clara University.

Mr. Austin, who has more than 25 years of corporate finance experience in senior executive positions at established technology companies, will provide our Board with financial expertise and effective insight into our company and its business.

Oscar Rodriguez.    Mr. Rodriguez has served as our President and Chief Executive Officer since August 2010 and as one of our directors since October 2010. From April 2007 to August 2010, Mr. Rodriguez served as a director and the Chief Executive Officer and President of Movius Interactive Corporation, a privately held leader in messaging, collaboration and mobile media solutions for service providers worldwide. Prior to joining Movius, beginning in April 2006, Mr. Rodriguez served as the Vice President of the Carrier Ethernet business and the Chief Marketing Officer of Alcatel-Lucent’s Enterprise Business Group. From August 2003 until April 2006, Mr. Rodriguez served as Chief Executive Officer, President and a director of Riverstone Networks, Inc., a provider of carrier ethernet infrastructure solutions for business and residential communications services, until it was acquired by Lucent Technologies in April 2006. From October 2000 to August 2003, Mr. Rodriguez held various positions at Nortel Networks Corporation, a telecommunications systems company, including as Divisional President, Enterprise Solutions Business; Divisional President, Intelligent Internet Business; and Vice President Portfolio & Operations, Local Internet Business. Mr. Rodriguez sits on the Dean’s Board of Advisors for the College of Engineering at the University of Central Florida. Mr. Rodriguez holds a B.S. in computer engineering from the University of Central Florida and an MBA from the Kenan-Flagler Business School at the University of North Carolina, Chapel Hill.

Mr. Rodriguez has extensive executive experience in the communications technology industry and provides strong financial and operational expertise to our Board. As our current President and Chief Executive Officer, Mr. Rodriguez also provides our Board with important insights about our company and its operations.

Class II Directors Serving a Term Expiring at the 2012 Annual Meeting

Edward B. Meyercord, III.    Mr. Meyercord has served as the Chairman of the Board of Directors since March 8, 2011, and as one of directors since October 2009. Mr. Meyercord currently serves as Chief Executive Officer and Director of Critical Alert Systems LLC, a private company that provides wireless communications services, where he has served since July 2010. Prior to Critical Alert Systems, he was the founder and President of Council Rock Advisors LLC, a private company that provides advisory services. From December 2006 until January 2009, Mr. Meyercord served as Chief Executive Officer of Cavalier Telephone & TV, a privately held voice and data services. Prior to the sale to Cavalier Telephone & TV in December 2006, Mr. Meyercord served as Chief Executive Officer and a member of the board of directors of Talk America, Inc., a publicly traded provider of phone and internet services to consumers and small businesses. Mr. Meyercord also serves on the board of directors of Tollgrade. Mr. Meyercord received his bachelor’s degree in Economics from Trinity College in Hartford, CT and his MBA from New York University.

Mr. Meyercord has extensive executive experience in corporate finance, risk assessment and management. His background in the telecommunications industry provides our Board with valuable industry expertise in one of our key markets.

John H. Kispert.    Mr. Kispert has served as one of our directors since May 2009. In February 2009, Mr. Kispert was hired to serve as President and Chief Executive Officer of Spansion, Inc., a publicly-traded manufacturer of flash memory products, to oversee that company’s reorganization of its business and is a director of Spansion. From 1995 to February 2009, Mr. Kispert held various executive management positions at KLA-Tencor Corporation, including President and Chief Operation Officer, Executive Vice President and Chief Financial Officer and Vice President, Finance and Accounting. Previously, Mr. Kispert served in a number of positions with the IBM Corporation. Mr. Kispert received his bachelor’s degree in Political Science from Grinnell College and his MBA from the University of California, Los Angeles.

Mr. Kispert has extensive management and leadership experience and provides our Board with technology, leadership and financial expertise that aids our Board in understanding corporate needs and strategic opportunities.

Harry Silverglide.    Mr. Silverglide has served as one of our directors since June 2004. From January 1997 to July 2002, Mr. Silverglide served as our Vice President of Sales. From May 1995 to January 1997, he served as Vice President of Western Region Sales for Bay Networks. From July 1994 to May 1995, he served as Vice President of Sales for Centillion Networks, a provider of LAN switching products which was acquired by Bay Networks in 1995.

Mr. Silverglide’s experience, and particularly his extensive experience in sales and sales organizations, including his experience with our sales organization and distribution channels, provides our Board with valuable insight regarding sales management and sales strategy.

Class III Directors Serving a Term Expiring at the 2013 Annual Meeting

Charles Carinalli.    Mr. Carinalli has served as one of our directors since October 1996 and is currently a Principal of Carinalli Ventures. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan, Inc., a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor, Inc., a publicly traded company developing analog-based semiconductor products, most recently as Senior Vice President and Chief Technical Officer. Mr. Carinalli also serves on the boards of directors of Fairchild Semiconductor, a semiconductor company and Atmel Corporation, a semiconductor company. Mr. Carinalli holds a Bachelors of Science in Electrical Engineering from the University of California, Berkeley and a Masters of Science in Electrical Engineering from Santa Clara University.

Mr. Carinalli provides our Board with extensive engineering and engineering management expertise, as well as management expertise and technology expertise, which aids our Board in understanding product development, engineering management and strategic planning, as well as risk assessment and planning.

John C. Shoemaker.    Mr. Shoemaker has served as one of our directors since October 2007. From 1990 to June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, Inc., including as Executive Vice President, Worldwide Operations Organizations, and Executive Vice President and General Manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation, a provider of document management technology and services. Mr. Shoemaker is a director of Altera Inc., a provider of programmable logic solutions, and has served on the board of directors of SonicWALL, Inc., formerly a network security and remote access software firm. Mr. Shoemaker holds a Bachelor of Arts degree from Hanover College and a Masters in Business Administration from Indiana University’s Kelley School of Business, where he is Principal Director of the Indiana University Foundation.

Mr. Shoemaker has extensive executive experience in senior level management positions in the technology industry, particularly in hardware systems, and provides strong operational, management and financial expertise to our Board.

Edward H. Kennedy.    Mr. Kennedy has served on our Board since April 2011. Mr. Kennedy has served as the Chief Executive Officer and President of Tollgrade Communications, Inc., a telecommunications company, since June 2009 and served as its Chairman until it was acquired in May 2011 by Talon Holdings, Inc., an affiliate of Golden Gate Capital. From September 2007 until March 2010, Mr. Kennedy served as the Chief Executive Officer and President of Rivulet Communications, Inc., a medical video networking company. From February 2004 until September 2007. Mr. Kennedy served as Venture Partner at Columbia Capital. From January 2002 until January 2004, Mr. Kennedy served as President of Tellabs North American Operations and Executive Vice President of Tellabs, a mobile solutions provider. From March 1999 until January 2002, Mr. Kennedy was President and Chief Executive Officer (and co-founder) of Ocular Networks, an optical access equipment supplier. He has also held various executive positions at leading telecom equipment companies, including Alcatel and Newbridge Networks Corporation.

Mr. Kennedy has extensive financial and executive leadership experience in technology companies, including networking companies, and provides management and financial expertise to our Board.

Arrangements Regarding Appointment of Directors

Oscar Rodriguez, our President and Chief Executive Officer, was appointed to our Board in connection with an offer letter of employment we entered into with him in August 2010. Pursuant to the offer letter, Mr. Rodriguez must immediately resign as a member of our Board upon the date his employment with us terminates.

In October 2010 we entered into an agreement with several entities and persons associated with Ramius Advisors, who we collectively refer to as the “Ramius Group.” Under this agreement, we increased the size of our Board to nine directors, creating a Class III vacancy, and we agreed to a process for the appointment of a person to fill the vacant position. Once elected, we agreed to appoint such director to certain committees of our Board. In April 2011, we appointed Mr. Kennedy to fill the Class III vacancy and to our Audit Committee.

CORPORATE GOVERNANCE

Our Board currently consists of nine directors. Concurrently with the 2011 Annual Meeting, our Board will reduce its size from nine members to eight. We are in the process of declassifying our Board over a three year period, beginning with our 2011 Annual Meeting and to be completed at our 2013 annual meeting. Our Board was previously divided into three classes – Class I, Class II and Class III, with each class consisting of a minimum of two directors and each class serving staggered three-year terms. The Class II directors are John H. Kispert, Edward B. Meyercord, III and Harry Silverglide. The Class III directors are Charles Carinalli, Edward H. Kennedy and John C. Shoemaker.

Our Board has determined that, other than Gordon L. Stitt and Oscar Rodriguez, each member of our Board is an independent director for purposes of the NASDAQ Marketplace Rules. In making these independence determinations, our Board has concluded that these directors do not have an employment, business, family or other relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Currently, our Class I, Class II and Class III directors serve until the annual meetings of stockholders to be held for the years of 2011, 2012 and 2013, respectively, and until their respective successors are duly elected and qualified. Commencing with the meeting for 2011, at each annual meeting of stockholders, the successors to directors whose terms expire at that meeting are elected to serve from the time of election and qualification until the next annual meeting following their election. Our Board has a mandatory retirement age of seventy-five (75).

Edward B. Meyercord, III was elected as our Independent Chairman in 2011, and his duties as Independent Chairman include:

•	chairing executive sessions of the independent directors;

•	ensuring that independent directors have adequate opportunities to meet without management present;

•	serving as designated contact for communication to independent directors, including being available for consultation and direct communication with major stockholders;

•	ensuring that the independent directors have an opportunity to provide input on the agenda for meetings of our Board;

•	assuring that there is sufficient time for discussion of all agenda items; and

•	being identified as the recipient of communications with stockholders in the annual meeting proxy statement.

Our Board elects our President, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our officers devotes his or her full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Board Leadership Structure

Our Board leadership structure currently consists of an Independent Chairman and a Chief Executive Officer. In the current structure, the roles of Chief Executive Officer and Chairman of our Board are separated. Edward B. Meyercord, III has served as the Independent Chairman of our Board since March 2011, while Oscar Rodriguez serves as our President and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on setting our strategic direction and for day-to-day leadership and performance, while allowing the Chairman of our Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, management.

Our Board recognizes the time, effort, and energy that our Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitments required to serve as the Chairman of our Board, particularly as our Board’s oversight responsibilities continue to grow. While our Bylaws and Corporate Governance Guidelines do not require that the Chairman of our Board and Chief Executive Officer positions be separate, our Board believes that separating these positions is the appropriate leadership structure for us at this time and results in an effective balancing of responsibilities, experience and independent perspective to meet the current corporate governance needs and oversight responsibilities of our Board.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on strategic direction, challenges and risks we face. Our Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of our Board oversees management of financial risks, and its charter tasks the committee to provide oversight of and review at least annually our risk management policies, including its investment policies and anti-fraud program. The Compensation Committee of our Board is responsible for overseeing the management of risks relating to and arising from our executive compensation plans and arrangements. These committees provide regular reports, generally on a quarterly basis, to the full Board.

Management is tasked with the direct management and oversight of legal, financial, and commercial compliance matters, which includes identification and mitigation of associated areas of risk. Our General Counsel provides regular reports of legal risks to the Audit Committee and our Board. Our Chief Financial Officer and the Vice President Corporate Controller provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Compensation Committee’s compensation consultant provide analysis of risks related to our compensation programs and practices to the Compensation Committee.

Meetings of the Board of Directors

Our Board held twenty-four meetings during the fiscal year ended July 3, 2011. No director serving on our Board in fiscal year 2011 attended fewer than 75% of the aggregate of the meetings of our Board and the meetings of the committees on which he served.

Executive Sessions

The independent members of our Board meet regularly in executive session (without the participation of executive officers or other non-independent directors), generally before or after a regularly scheduled Board meetings or at such other times requested by our independent directors. Executive sessions of the independent directors are chaired by our Chairman. The executive sessions include discussions and recommendations regarding guidance to be provided to the Chief Executive Officer and such topics as the independent directors determine.

Committees of the Board of Directors

Our Board has a separately-designated standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board has adopted a written charter for each of these committees, each of which is available on our website at http://www.extremenetworks.com/about-extreme/corp-governance.aspx .

Current Committee Membership

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles Carinalli	Member	Chairman	Member
John H. Kispert	Chairman
Edward H. Kennedy	Member
Kenneth Levy*			Chairman
Edward B. Meyercord, III		Member
John C. Shoemaker	Member	Member
Harry Silverglide			Member

*	Will not stand for re-election at 2011 Annual Meeting

Audit Committee.    The current members of the Audit Committee are Messrs. Carinalli, Kennedy, Kispert and Shoemaker. Mr. Kispert serves as Chairman. Each member of the Audit Committee has been determined by our Board to be independent for purposes of the NASDAQ Marketplace Rules and the rules of the SEC as these rules apply to audit committee members. Our Board has determined that Mr. Kispert is an audit committee financial expert, as defined in the rules of the SEC. The Audit Committee retains our independent auditors, reviews and approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors, reviews the results of the annual audit of our financial statements and the interim reviews of our unaudited financial statements, evaluates the adequacy of accounting and financial controls, reviews the independence of our auditors, and oversees our financial reporting on behalf of our Board. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters, including the anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, the Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services they are asked to perform, the independent auditor’s report on our consolidated financial statements following completion of their audit, and our critical accounting policies and procedures and policies with respect to our internal accounting and financial controls. The Audit Committee also assists our Board in fulfilling its oversight responsibilities with respect to financial risks, including risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The Audit Committee held nine meetings during the fiscal year ended July 3, 2011.

Compensation Committee.    The current members of the Compensation Committee are Messrs. Carinalli, Meyercord, and Shoemaker. Mr. Carinalli serves as Chairman. Each member of the Compensation Committee has been determined by our Board to be independent for purposes of the NASDAQ Marketplace Rules as they apply to compensation committee members. The Compensation Committee has responsibility for, among other things, discharging our Board’s responsibilities relating to compensation and benefits of our officers, including responsibility for evaluating and reporting to our Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with our compensation philosophy. The Compensation Committee also administers our stock option plans and stock incentive plans. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The charter of the

Compensation Committee provides that the Compensation Committee may delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee from time to time, as appropriate. However, historically the Compensation Committee has delegated duties or responsibilities only under limited circumstances. Our President and Chief Executive Officer and our Head of Human Resources assist the Compensation Committee in its deliberations with respect to the compensation of our executive officers, except that our Chief Executive Officer does not play a role in the Compensation Committee’s deliberations regarding his own compensation determination, other than discussing his performance objectives with the Compensation Committee. The other executive officers do not play a role in the Compensation Committee’s deliberations regarding their own compensation determination, except that each executive officer discusses his or her individual performance objectives with our Chief Executive Officer, and our General Counsel may be present for deliberations and may provide advice to the Compensation Committee regarding legal issues associated with compensation plans and decisions. The Compensation Committee held eleven meetings during the fiscal year ended July 3, 2011. For more information about the Compensation Committee, see the discussion below under the heading “Executive Compensation.”

Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee are Messrs. Carinalli, Levy, and Silverglide. Mr. Levy serves as Chairman. Each member of the Nominating and Corporate Governance Committee has been determined by our Board to be independent for purposes of the NASDAQ Marketplace Rules as they apply to nominating committee members. The Nominating and Corporate Governance Committee identifies, reviews, evaluates and nominates candidates to serve on our Board, is responsible for recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to us, and assists our Board in its annual reviews of the performance of our Board, each committee and management. The Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Nominating and Corporate Governance Committee held six meetings during the fiscal year ended July 3, 2011.

Compensation Committee Interlocks and Insider Participation

Each of Charles Carinalli, Edward B. Meyercord, III and John C. Shoemaker served as a member of the Compensation Committee in fiscal 2011. None of our executive officers has served on the board of directors or compensation committee of any other entity that has, or has had, one or more executive officers who served as a member of our Board or Compensation Committee during the 2011 fiscal year. No member of the Compensation Committee was, during fiscal year 2011 or any prior period, an officer or employee of ours.

Director Nominations

Director Qualifications.    In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers numerous factors in reviewing possible candidates for nomination as director, including:

•	the appropriate size of our Board and its Committees;

•	the perceived needs of our Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of our Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

While we do not have a formal diversity policy, in evaluating the qualifications of the candidates, the Nominating and Corporate Governance Committee considers many factors, including issues of character, judgment, independence, age, education, expertise, diversity of experience, length of service, other commitments and ability to serve on committees of our Board, as well as other individual qualities and attributes that contribute to board heterogeneity, including characteristics such as race, gender, and national origin. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider other factors as it may deem, from time to time, are in the best interests of us and our stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of our Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of our Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of management to participate as members of our Board.

Identifying and Evaluating Candidates for Nomination as Director.    The Nominating and Corporate Governance Committee annually evaluates the current members of our Board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of our Board and its committees and the needs of our Board for various skills, background and business experience in determining if our Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that our Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee evaluates any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 3585 Monroe Street, Santa Clara, CA 95051 and must be received at our principal executive offices not less than 120 days nor more than 150 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the foregoing, “public announcement” shall mean disclosure in a broadly disseminated press release or in a document publicly filed by us with the SEC. The recommendation for director nominee submitted by a stockholder must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

•	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In addition, our bylaws permit stockholders to nominate directors for consideration.

All directors and director nominees must submit a completed director agreement and directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In addition, nominees must enter into an agreement to abide by the Company’s Code of Conduct and disclose any voting arrangements or compensation provided by third parties in connection with their service on the Company’s Board.

The Nominating and Corporate Governance Committee evaluates incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in our policies and procedures and selects the nominees that, in the Nominating and Corporate Governance Committee’s judgment, best suit the needs of our Board at the time.

Communications with Directors

Edward B. Meyercord, III has been selected by our directors as our Independent Chairman and, as such, is responsible for receiving, distributing and arranging responses to communications from our stockholders to our Board. Stockholders may communicate with our Board by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board (or individually named director(s))

Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, CA 95051

The Chairman transmits each communication as soon as practicable to the identified director addressee(s), unless (i) there are safety or security concerns that mitigate against further transmission of the communication; or (ii) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Chairman in consultation with legal counsel. Our Board or individual directors are advised of any communication withheld for safety, security or other reasons as soon as practicable.

Director Attendance at Annual Meetings

We use reasonable efforts to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. In cases where management, in its reasonable business judgment, expects stockholder attendance at our annual meeting to be significant, we encourage director attendance at the annual meeting. Directors make every effort to attend our annual meeting of stockholders when meaningful stockholder attendance at the meeting is anticipated. Messrs. Carinalli, Kispert, Rodriguez, Shoemaker, and Stitt attended our 2010 annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended July 3, 2011, except that a Form 4 was not timely filed for Michael L. Seaton with respect to a transaction in May 2011.

Code of Ethics and Corporate Governance Materials

Our Board has adopted a charter for its Audit, Compensation and Nominating and Corporate Governance Committees, which are available on our website at http://www.extremenetworks.com/about-extreme/corp-governance.aspx. Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website at http://www.extremenetworks.com/about-extreme/corp-governance.aspx.

We believe that good corporate governance is essential to ensure that we are managed for the benefit of stockholders. Our Board has adopted our Corporate Governance Guidelines to address key corporate governance issues. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and recommending to our Board any changes to them. The Corporate Governance Guidelines can be found on our website at http://www.extremenetworks.com/about-extreme/corp-governance.aspx.

DIRECTOR COMPENSATION

During our fiscal year ended July 3, 2011, the compensation policies for service on our Board and its committees were, and the compensation paid to our directors was, as follows:

Cash Compensation

Each non-employee director receives (a) $40,000 in cash compensation annually for service in this position and (b) the applicable compensation set forth below for serving as a chair or as a member of one or more of the committees of our Board. For service on any special committee that may be formed by our Board from time to time, our Board determines compensation on a case-by-case basis upon a recommendation from the Compensation Committee based on the anticipated amount of time and work related to service on the special committee and other factors as the Compensation Committee may consider. Each director receives reimbursement of expenses related to attendance of meetings of our Board and its committees.

Annual Committee Member Compensation
Audit Committee	$20,000
Compensation Committee	$10,000
Nominating and Governance Committee	$10,000

Additional Annual Retainers for Chairman or Committee Chair
Audit Committee Chair	$10,000
Compensation Committee Chair	$10,000
Board Chairman	$30,000

Equity Compensation

Each non-employee director automatically is granted an initial 8,333 shares of our restricted stock and an initial option to purchase 25,000 shares of our common stock. These options and restricted stock grants are made under our 2005 Plan, pursuant to the standard option agreement used under the 2005 Plan for directors. The grant date for awards is generally the second trading day following the public announcement of quarterly financial results following the director’s appointment. Each option and restricted stock grant vests 1/3 each year (or, if earlier in any year, 1/3 on the date of the annual meeting of stockholders in that year), subject to the respective director’s continuous service on our Board for that period. There is a two year post- termination exercise period for options granted to non-employee directors during and after fiscal year 2005.

On the date of each annual meeting of our stockholders, each non-employee director and automatically is granted 5,000 shares of our restricted stock and an option to purchase 15,000 shares of our common stock. These options and restricted stock grants are made under the 2005 Plan, pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each option, and the grant price of each share of restricted stock, is the closing sale price of our common stock on the NASDAQ Global Market at the close of business on the date of grant (the date of the annual meeting of stockholders). Each option and restricted stock grant vests in full on the date one year after the date of grant (or, if earlier, the date of the next subsequent annual meeting of stockholders), subject to the respective director’s continuous service on our Board for that period.

Following the 2010 annual meeting of stockholders, each non-employee director received a grant of 5,000 shares of our restricted stock and an option to purchase 15,000 shares of our common stock, at an exercise price of $3.02. In connection with Mr. Kennedy’s appointment to our Board in April 2011, he received a grant of 8,333 shares of our restricted stock and an option to purchase 25,000 shares of our common stock at an exercise price of $3.17 on the date of grant.

In July 2001, our Board ratified and approved a policy regarding the acceleration of vesting of shares subject to options granted to directors upon a change-in-control. Under the policy, in the event of a change in control that occurs prior to a director’s termination of service with us, the shares subject to options vest fully. The policy defines a change-in-control as a single or series of sales or exchanges of voting stock, a merger or consolidation, the sale, or transfer of all or substantially all of the assets, or a liquidation wherein the stockholders immediately before the change-in-control do not retain, immediately after the change-in-control, more than 50% of the total combined voting power of us or the corporation to which the assets were transferred. This policy applies to all options granted to directors after July 2001.

2011 Director Compensation

The compensation information for our non-employee directors during the fiscal year ended July 3, 2011 is set forth below:

Name	Director Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Charles Carinalli	90,000	(2)	15,100	20,757	125,857
Edward H. Kennedy	15,000	(3)	26,415	39,875	81,290
John H. Kispert	70,000	(4)	15,100	20,757	105,857
Kenneth Levy	50,000	(5)	15,100	20,757	85,857
Edward B. Meyercord, III	65,500	(6)	15,100	20,757	101,357
John C. Shoemaker	70,000	(7)	15,100	20,757	105,857
Harry Silverglide	57,500	(8)	15,100	20,757	93,357
Gordon L. Stitt	40,000	(9)	15,100	20,757	75,857

(1)	Represents the aggregate grant date fair value computed in accordance with ASC Topic 718 and does not reflect whether the director has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 7 to our consolidated financial statements in our Form 10-K for the fiscal year ended July 3, 2011. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Consists of $40,000 for annual retainer, $20,000 for service on the Audit Committee, $20,000 for service as the Chairman of the Compensation Committee and $10,000 for service on the Nominating and Corporate Governance Committee.
(3)	Mr. Kennedy was appointed to our Board and Audit Committee in April 2011. Consists of $10,000 for annual retainer and $5,000 for service on the Audit Committee.
(4)	Mr. Kispert was appointed as Chairman of the Audit Committee in July 2009. Consists of $40,000 for annual retainer, $20,000 for service on the Audit Committee, and $10,000 for service as the Chairman of the Audit Committee.
(5)	Consists of $40,000 for annual retainer and $10,000 for service as the Chairman of the Nominating and Corporate Governance Committee.
(6)	Consists of $40,000 for annual retainer, $10,000 for service on the Compensation Committee, and $15,500 for service as Chairman of the Board.
(7)	Consists of $40,000 for annual retainer, $20,000 for service on the Audit Committee and $10,000 for service on the Compensation Committee.
(8)	Consists of $40,000 for annual retainer, $15,000 for service on the Audit Committee, and $2,500 for service on the Nominating and Corporate Governance Committee.
(9)	Consists of $40,000 for annual retainer.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in further detail under the heading “Executive Compensation and Other Matters –Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract high quality candidates for senior leadership positions, to retain these employees and to establish a total compensation program which, motivates and rewards individual and team performance in a highly competitive industry. Our compensation programs are designed to align our executive officers’ performance with our goals, principal among which is the creation of stockholder value. For fiscal 2011, the principal components for our executive officers were cash base salary with variable annual cash and long term equity incentives. Please read the “Compensation Discussion and Analysis” beginning on page 27 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers and how our executive compensation programs reflect our philosophy and are linked to the Company’s performance.

We are asking our stockholders to indicate their support for the compensation arrangements with our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the 2011 Annual Meeting:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion.”

Vote Required and Board of Directors Recommendation

The proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the 2011 Annual Meeting, as well as the presence of a quorum representing a majority of the shares of our common stock entitled to vote at the 2011 Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

This “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION ABOVE, RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL THREE:

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Act also provides for our stockholders to take an advisory non-binding vote to indicate how frequently we should seek future, further advisory votes on the compensation of our named executive officers. By voting on this Proposal Three, stockholders may indicate whether they would prefer that our future advisory voting on our compensation of named executive officers occur once every one, two, or three years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for us, and therefore our Board recommends that you vote for a one year interval for future advisory voting on executive compensation.

In formulating its recommendation, our Board considered that given the nature of our compensation programs, an annual vote would be most appropriate for our stockholders to provide us with their input on our compensation philosophy, policies and practices. We believe that an annual vote would allow us to conduct meaningful reviews of our compensation practices in response to our stockholders’ advisory vote on executive compensation. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or abstain from voting when you vote in response to this proposal.

Vote Required and Board of Directors Recommendation

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or us in any way, our Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE ASKED IN THE FUTURE TO PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

FOR THE FISCAL YEAR ENDING JUNE 30, 2012

The Audit Committee has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to serve as independent auditors to audit our consolidated financial statements for the fiscal year ending June 30, 2012. KPMG has served as the Company’s independent registered public accounting firm since November 2010. Prior to November 2010, Ernst & Young LLP (“Ernst & Young”) served as the Company’s independent registered public accounting firm since 1997. A representative of KPMG is expected to be present at the 2011 Annual Meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Representatives of our independent auditors normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval policy. For fiscal year 2011 and 2010, all fees paid to our independent auditors were pre-approved in accordance with this policy without exception.

The Audit Committee on an annual basis reviews the services performed by the independent registered public accounting firm, and reviews and approves the fees charged by the accounting firm. The Audit Committee has considered the role of the independent registered public accounting firm in providing tax and other non-audit services to us and has concluded that these services are compatible with the accounting firm’s independence as our independent auditors.

Principal Accounting Fees and Services

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the fiscal years ended July 3, 2011 and June 27, 2010.

	Ernst & Young LLP		KPMG LLP 2011
	2011	2010
Audit fees(1)	$530,531	$1,482,000	$900,000
Audit related fees(2)	$168,365	$78,000	—
Tax fees(3)	$55,258	$204,000	—
Total	$754,154	$1,764,000	$900,000	(4)

(1)	Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.
(4)	Represents fees accrued or paid to KPMG from November 2011 through end of fiscal 2011.

Vote Required and Board of Directors Recommendation

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. Our Board, however, is submitting the selection of KPMG to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee and our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and our Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, assuming a quorum is present. Votes for, against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of the vote on this proposal. If you sign and return a proxy card without giving specific voting instructions on this proposal, your shares will be voted in favor of the proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY KPMG LLP AS EXTREME NETWORKS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012.

PROPOSAL FIVE:

STOCKHOLDER PROPOSAL TO REQUEST THAT OUR BOARD

REDEEM THE RIGHTS ISSUED PURSUANT TO OUR STOCKHOLDER RIGHTS PLAN

William D. Steele and Gail M. Steele, whose address and stock ownership will be furnished promptly by the Company upon receipt of an oral or written request to the Company’s secretary at our principal office address, notified us that they intend to present a proposal for action at the 2011 Annual Meeting. The Company disclaims any responsibility for the content of the proposal and supporting statement, which are presented as received from the stockholders. Following the stockholders’ supporting statement, we explain why our Board recommends a vote AGAINST the proposal.

Proposal: Recommend the Board of Directors redeem the “poison pill” stock rights by purchasing said rights for $.001 per share as permitted by the Shareholder Rights Plan upon the affirmative vote to redeem them by a majority of stockholders.

Supporting Statement: The Shareholder Rights Plan was adopted by Extreme’s Board in 2001. Chairman and CEO Gordon Stitt’s letter to shareholders dated May 14, 2001 stated in part, “The Plan is designed to protect your interests (shareholders) in the event this Company is confronted with unsolicited offers that do not treat shareholders equally….and deprives them of the full value of their common stock.”

Later on, “The Plan is not intended to prevent a takeover…stockholders. The Plan has not been adopted in response to any effort to acquire control of the Company.”

The final paragraph stated in part, “The Board believes that the adoption of the Plan represents a sound and reasonable means of preserving the long-term value of their (shareholders) common stock.”

The market capitalization for Extreme Networks for the years 2001-2011 as measured on May 21 of each year was approximately: ’01 – $4.5 billion; ’02 – $1.26 billion; ’03 – $588 million, ’04 – $614 million, ’05 – $567 million; ’06 – $523 million; ’07 – $458 million; ’08 – $296 million; ’09 – $149 million; ’10 – ’$254 million and ‘11- $246 million.

During this period the financial press published rumors about a possible takeover of Extreme. The financial analysts and technology writers postulated who might be possible acquirers and the benefits of an acquisition. In the short term when these rumors surfaced Extreme’s market value increased. When nothing materialized Extreme’s market value continued its long term decline.

In 2009 Ramius LLC* became one of the largest shareholders of Extreme. It engaged with Extreme’s Board insisting Extreme’s poor performance warranted Board action. One of the changes was the appointment of Mr. Ed Meyercord to the Board as recommended by Ramius*. He became a member in October 2009.

In 2010 Ramius* was still unhappy with Extreme’s performance. While Jeff Smith of Ramius* was engaged in discussions with Extreme’s Chairman Gordon Stitt negotiating possible changes designed to improve the management of the company, he was surprised when Extreme’s Chairman and Board amended Extreme’s Shareholder Rights Plan to include IRS 382 NOL preservation language which further restricted investors like Ramius* to owning 4.95% of Extreme’s stock unless the Extreme Board approved additional ownership. Ramius* challenged the Board threatening a Proxy fight for Board representation and Board declassification. Extreme relented, declassified its Board (later approved by shareholder vote), allowed Ramius* an additional nominee to the Board, and expanded the Board from 8 to 9 members. Extreme granted Ramius* a waiver so it could purchase up to 9.9 percent of the common stock.

In 2001 Mr. Stitt claimed the Board adopted the Shareholder Rights Plan to protect shareholders not to thwart any current takeover threat. Yet approximately 9 years later he and the Board hastily modified the Rights

Plan to deter Ramius* from becoming a threat to the current Board’s control and not the preservation of “long term shareholder value”. Since 2001 under the Board leadership of Mr. Stitt (1996), Mr. Carinalli (1996) and Mr. Levy (2001), Extreme’s market cap has plummeted. Vote to advise the Board of Directors to redeem the shareholder rights and eliminate the Plan.

* Ramius is now known as Starboard Value LP

Board of Directors Statement in Opposition to Stockholder Proposal

Our Board recommends that you vote AGAINST the proposal requesting the redemption of the rights issued pursuant to our Rights Plan, which was established in April 2001. Our Board continues to believe that our Rights Plan benefits our stockholders and the Rights Plan should be maintained.

In April 2011, the Company amended the Rights Plan to, among other things, include provisions designed to retain the Company’s net operating losses (“NOLs”) in order to prevent changes in our stockholder base from inadvertently impairing the value of the Company’s substantial NOLs, which as of July 3, 2011 totaled $262.1 million and $92.3 million for federal and state tax purposes respectively, and thereby material diminishing the enterprise value of the Company for stockholders,. In addition, the Company changed the Right Plan to an annual plan so that the current Board can reassess the Rights Plan and determine whether to extend or terminate it each year. This action was taken in consultation with legal and tax advisors and performed in a deliberate, thoughtful manner and in furtherance of our Board’s fiduciary duties to protect stockholder value. The stockholder proposal states that the Rights Plan was “hastily amended” to prevent investors from becoming a “threat to the current Board’s control.” However, the current Board has in fact granted exemptions to several current investors (including Starboard Value and Opportunity Fund, Ltd) that have allowed such investors to exceed the 4.95% ownership limit under the Rights Plan because the Board, in consultation with legal and tax advisors, determined that such exemptions would not trigger impairment of the Company’s substantial NOLs under the relevant Internal Revenue Service calculations.

Our Board continues to believe that not redeeming the rights issued pursuant to the Rights Plan and maintaining the Rights Plan is consistent with, and in furtherance of, its fiduciary duties and is in our stockholders’ best interests. In furtherance of this, our Board recently unanimously renewed the ownership limitations of the Rights Plan for an additional year ending April 30, 2013.

Our Board believes that the Rights Plan also preserves the long-term value of the Company in the event of any hostile or unsolicited takeover attempts and to enable our Board on behalf of our stockholders to have maximum capabilities to respond to any unsolicited takeover attempts. Redeeming the rights, particularly in the current challenging economic environment, would remove an important means of stockholder protection. Absent the existence of the Rights Plan, an acquiror could take steps to acquire control of the Company while circumventing the Board through mechanisms such as partial or two-tier tender offers, “creeping” acquisitions through the purchase of stock on the open market, and other unfair or abusive acquisition tactics. Our Board believes these approaches allow acquirors to avoid negotiating with the Board, generally resulting in a stronger position for the acquiror to achieve a lower acquisition price at the expense of some or all of the stockholders. Our Board owes fiduciary duties to all of our stockholders to evaluate any acquisition proposal and determine whether that proposal would maximize stockholder value. Instead, our Board believes that any decision to redeem the Rights Plan should be made in the context of a specific acquisition proposal.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, assuming a quorum is present. Votes for, against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of the vote on this proposal. If adopted, the stockholder proposal would constitute a non-binding request that our Board redeem the rights issued pursuant to our Rights Plan. If you sign and return a proxy card without giving specific voting instructions on this proposal, your shares will be voted AGAINST the proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REQUESTING THE REDEMPTION OF THE RIGHTS ISSUED PURSUANT TO OUR RIGHTS PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 2012, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each named executive officer, (iii) each of our directors and director nominees, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Holders of Greater than 5%:
Starboard Value LP	9,115,000	(4)	9.7%
599 Lexington Avenue, 19th Floor
New York, New York 10022

Soros Fund Management LLC	8,207,666	(5)	8.8%
888 Seventh Avenue, 33rd Floor
New York, New York 10106

BlackRock, Inc.	5,115,033	(6)	5.5%
55 East 52nd Street
New York, New York 10055

Directors and Named Executive Officers:
Charles Carinalli	434,216	(7)	*
Edward Kennedy	51,667	(8)	*
John H. Kispert	105,000	(9)	*
Kenneth Levy	585,071	(10)	*
Edward B. Meyercord, III	116,000	(11)	*
John C. Shoemaker	153,333	(12)	*
Harry Silverglide	226,327	(13)	*
Gordon L. Stitt	3,963,733	(14)	4.2%
Oscar Rodriguez	594,434	(15)	*
James T. Judson	150,000	(16)	*
David Ginsburg	194,666	(17)	*
Michael L. Seaton	386,416	(18)	*
Diane Honda	208,357	(19)	*
Bob L. Corey	—	(20)	*
Paul A. Hooper	—	(21)
All Executive Officers and Directors as a Group (15 persons)	7,169,220		7.6%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by the person within 60 days upon the exercise of options.
(3)	Calculated on the basis of 93,764,267 shares of common stock outstanding as of February 29, 2012, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days of February 29, 2012 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

(4)	According to a Schedule 13D/A filed by the stockholder with the SEC on August 17, 2011.
(5)	According to a Schedule 13G/A filed by the stockholder with the SEC on January 6, 2012.
(6)	According to a Schedule 13G/A filed by the stockholder with the SEC on February 13, 2012.
(7)	Includes 195,000 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(8)	Includes 8,334 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(9)	Includes 46,667 shares issuable pursuant to options exercisable within 60 days of February 29, 2012. Includes 33,333 shares held by the Kispert Family Trust UTD September 13, 2000.
(10)	Includes 195,000 shares issuable pursuant to options exercisable within 60 days of February 29, 2012. Includes 10,000 shares held in the Gloria and Kenneth Levy Foundation, a charitable foundation with Gloria & Kenneth Levy as trustees. Includes 330,071 shares held in The Levy Family Trust, DTD 2-18-83, Gloria and Kenneth Levy are trustees.
(11)	Includes 46,667 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(12)	Includes 85,000 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(13)	Includes 185,000 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(14)	Includes 475,000 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(15)	Includes 375,000 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(16)	Includes 100,000 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(17)	Includes 141,666 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(18)	Includes 309,374 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(19)	Includes 113,124 shares issuable pursuant to options exercisable within 60 days of February 29, 2012.
(20)	Mr. Corey resigned from the Company effective March 9, 2011.
(21)	Mr. Hooper resigned from the Company effective July 8, 2011.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation philosophy and objectives are to provide a competitive overall compensation package that allows us attract high quality candidates for senior leadership positions, to retain these employees and to establish a total compensation program which motivates and rewards individual and team performance in alignment with our goals, principal among which is the creation of stockholder value. We establish market competitive target levels of total compensation, focusing on both current pay and the opportunity for long term and future compensation. We target compensation at the 60th percentile for salary, total cash compensation and long term incentives. Annual compensation for a given executive is determined with reference to competitive market data, as well as the individual’s experience, knowledge, skills, education, performance and importance to our business. Our compensation program is designed to motivate individual and team accountability for our absolute and relative competitive performance.

Named Executive Officers

This “Executive Compensation” section of our Proxy Statement presents compensation earned by our “named executive officers” (as defined by SEC rules). For the fiscal year ended July 3, 2011, our named executive officers and their respective titles were as follows:

Name	Title

Oscar Rodriguez	President and Chief Executive Officer, Director

James T. Judson	Interim Vice President, Chief Financial Officer

David Ginsburg	Senior Vice President, Chief Marketing Officer

Michael L. Seaton	Vice President of Worldwide Sales and Services

Diane Honda	Vice President, General Counsel and Secretary

Bob L. Corey	Former Acting President and Chief Executive Officer and Former Executive Vice President, Chief Financial Officer

Paul A. Hooper(1)	Former Vice President, Corporate Marketing

(1)	Mr. Hooper is included under Item 402(a)(3)(iv) of Regulation S-K.

Oscar Rodriguez was appointed as our President and Chief Executive Officer in August 2010, and a summary of our employment agreement with Mr. Rodriguez is provided in the “Summary of Employment and Other Agreements” section below. James Judson was appointed our Interim Chief Financial Officer in March 2011. Michael L. Seaton was appointed as Vice President of Worldwide Sales and Services in May 2009. Diane Honda was appointed as our Vice President, General Counsel and Secretary in October 2009. David Ginsburg was appointed as our Senior Vice President, Chief Marketing Officer in July 2011. Bob L. Corey resigned from the Company effective March 9, 2011. Paul A. Hooper resigned from the Company effective July 8, 2011.

Compensation Process

Throughout the year, our Compensation Committee Chair meets with our Head of Human Resources to monitor issues relating to executive compensation. At the end of the fiscal year, our CEO conducts a quantitative assessment of each named executive officer’s performance for the past fiscal year based upon the officer’s individual and team business goals and objectives. Our CEO and our Head of Human Resources also review the competitive benchmarking assessments of similarly situated executives in comparable companies in our industry, the competitive position of us relative to comparable companies in our industry, and the available salary and equity merit increase budget for the Company. Our CEO then makes specific recommendations to the Compensation Committee for any changes to base salary, target bonus opportunities, other cash incentives and equity awards, if appropriate. The Compensation Committee considers these proposals and makes any final approvals required in executing their duties. In addition, the Compensation Committee similarly assesses the performance of our CEO, based on the achievement of the approved financial goals, performance metrics, and strategic objectives identified to improve our operating performance. Our CEO is not present at the time the Compensation Committee reviews his performance and discusses his compensation. The Compensation Committee retains an independent compensation consultant to provide data and advice and to conduct a third-party review and assessment of proposed compensation plans. The consultant also provides guidance to the CEO, Head of Human Resources and the Committee in making compensation decisions.

Peer Group Selection and Benchmarking

The Compensation Committee seeks to set the base salary and total compensation of our executives, including our named executive officers, at the 60th percentile of the compensation of similarly-situated executives in comparable companies in our industry with whom we directly compete in our hiring and retention of executives. However, the Compensation Committee has the authority to approve position specific compensation packages that are above or below this level based on the executive’s specific experience, knowledge, skills, education, performance and importance to the business. In addition to these factors, the Compensation Committee also considers the information provided by its advisors and the comparative compensation of our other officers when determining an individual’s actual pay level.

For our fiscal year ended July 3, 2011, the Compensation Committee engaged Radford, an Aon Consulting Company, as an independent advisor to provide competitive market data regarding the components of our executive compensation. Radford reports directly to the Compensation Committee, and works with management to gain access to compensation information. We paid the fees charged by Radford for its engagement by the Compensation Committee with respect to its services related to fiscal year 2011 compensation.

For the Compensation Committee’s deliberations regarding our fiscal year 2011 executive compensation, the Compensation Committee reviewed a Radford Executive Benchmark Survey which includes the following companies which make up our peer group:

•	ADTRAN, Inc.

•	Blue Coat Systems

•	Digi International

•	EMS Technologies

•	Emulex

•	F5 Networks

•	Harmonic

•	Infinera

•	MRV Communications Inc.

•	NETGEAR, Inc.

•	Novatel Wireless, Inc.

•	QAD

•	QLogic Corporation

•	RadiSys Corporation

•	Sonos Networks

•	Super Micro Computer

•	Westell Technologies, Inc.

The Radford assessment examined a range of pay levels including the 25th, 50th and 75th percentile of the applicable benchmark group to reflect a range of pay to be considered when determining individual pay elements.

Compensation Program Elements

The main elements of our compensation program and their respective purposes are as follows:

Element	Purpose
Base salary	Attract and retain talented employees. Serve as a primary element of compensation.

Annual cash incentives	Encourage and reward employees who achieve overall corporate goals and individual objectives, particularly in the short term.

Annual long-term equity incentives	Encourage and reward employees who achieve overall corporate goals and individual objectives, particularly in the long term. Encourage employee retention. Align the interests of officers and stockholders.

Change in control and severance benefits	Retain officers during the pendency of a proposed change in control transaction. Avoid adverse impacts to the morale of officers and uncertainty regarding continued employment. Align the interests of officers and stockholders in the event of a change in control.

Benefit plans	Attract and retain talented employees. Provide assurance of financial support in the event of illness or injury. Encourage retirement savings. Encourage additional equity ownership by employees.

The Compensation Committee does not have a set formula for determining the mix of pay elements for named executive officers. Other than certain change in control and severance benefits, our executives generally receive only compensation elements that are provided to our rank-and-file employees.

2011 Compensation Decisions

The Compensation Committee, together with our Head of Human Resources and CEO, reviewed the base salaries for our executive officers for the fiscal year ending July 3, 2011. The Compensation Committee made modest adjustments to the salary of Ms. Honda and an increase in Mr. Seaton’s incentive compensation effective as of the beginning of February 1, 2011. In addition, during the fiscal year, the Compensation Committee reviewed and approved the offers to Messrs. Rodriguez, Judson, and Ginsburg when they joined the Company, including their salaries for fiscal 2011.

For additional information regarding the Compensation Committee’s decisions with respect to named executive officers who resigned during the fiscal year ended July 3, 2011, including a summary of separation arrangements, see the discussion below under the heading “Summary of Employment and Other Agreements.”

Annual Incentives

Our Compensation Committee establishes an Executive Incentive Plan each year, designed to reward our executives for the successful management of our business. The structure and elements of the plan are reviewed and modified annually based upon expectations for our business based on our Board-approved operating plan. In July 2010, our Board, upon the recommendation of the Compensation Committee, approved the terms of our Fiscal 2011 Executive Incentive Bonus Plan, or our “2011 Incentive Plan.”

The 2011 Incentive Plan is a restricted stock-based bonus program that provides payouts which are earned based on (i) corporate achievement of pre-established objectives and (ii) on continued employment through a specified date. All employees who are not on a commission plan are eligible for the 2011 Incentive Plan. In order to participate in the 2011 Incentive Plan, participants must have been employed by us for a minimum of one full fiscal quarter and must be employed by us, or one of our subsidiaries, on the day the restricted shares vest. Under the terms of the 2011 Incentive Plan the Compensation Committee established bonus targets for our named executive officers under our 2011 Incentive Plan and set the targets for officers hired or promoted during the course of the year. The number of restricted shares an Executive received was to be calculated based upon the number of shares equal to 150% of the participant’s target bonus divided by the opening price of the Company’s stock on the first day of fiscal 2011.

The restricted shares issued under the 2011 Incentive Plan were to vest, if at all, on August 15, 2011 as follows:

•	One third if the Company’s Board approved revenue and operating profit targets are satisfied;

•	One-third if such revenue and operating profits targets are exceeded by specified amounts; and

•	One-third of the shares vesting if the Executive remains employed on August 15, 2011, with the exception of Messrs. Ginsburg and Rodriguez

The Compensation Committee approved awards of a total of 1,688,521 RSUs under the revised 2011 Incentive Plan to our employees and management. The individual target bonus percentages for Messrs. Rodriguez, Judson, Seaton, Hooper, Ginsburg, Corey and Ms. Honda were 100%, 60%, 0%, 40%, 50%, 60% and 40%, respectively. The table below sets forth the maximum number of RSUs that could have vested for each named executive officer, approximately 67% of which was dependent upon attaining the revenue and non-GAAP operating profit targets described above and approximately 33% of which was dependent upon the executive remaining with us in August 2011. Under our 2011 Incentive Plan, our non-GAAP operating profit is determined on the same basis that we report non-GAAP operating profit publicly.

Participant	Title	Number of RSUs
Oscar Rodriguez	President and Chief Executive Officer	342,533
David Ginsburg	Senior Vice President, Chief Marketing Officer	50,000
Diane Honda	Vice President, General Counsel and Secretary	53,190
Bob L. Corey	Executive Vice President, Finance and Chief Financial Officer	119,682
Paul A. Hooper	Vice President, Corporate Marketing	59,574

We did not meet our performance targets, so none of the shares allocated for achievement of these goals vested under the 2011 Incentive Plan. One-third of the shares for each participant under the 2011 Incentive Plan that was employed by us on August 15, 2011, including named executive officers, except for David Ginsburg and Oscar Rodriguez, vested in accordance with their terms.

Sales Commission Plan

Mr. Seaton did not participate in our 2011 Incentive Plan, but instead participated in a separate sales commission plan.

For 2011, Mr. Seaton was paid a fixed percentage based upon a set quota, with a target total commission of $250,000 based on total revenue, though the total amount achievable by Mr. Seaton was uncapped. A fixed percentage was used to make the plan easy to understand and to directly tie Mr. Seaton’s compensation to our success. Because our management wanted to incentivize Mr. Seaton to maximize sales of our products and services and thereby maximize his own compensation, there were no maximum amounts established for Mr. Seaton’s sales commission plan.

Long-Term Equity Incentive Compensation

Under our 2005 Equity Incentive Plan, or the 2005 Plan, we may grant stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, and other share-based or cash-based awards to employees and consultants. The 2005 Plan also authorizes the grant of awards of stock options, stock appreciation rights, or SARs, restricted stock, and RSUs to non-employee members of our Board and deferred compensation awards to officers, directors and certain management or highly compensated employees. Under the 2005 Plan, all stock options must be granted with an exercise price per share that is not less than the fair market value of a share of our common stock on the effective date of grant of the option. The 2005 Plan replaced the 1996 Stock Option Plan, the 2000 Nonstatutory Stock Option Plan, and the 2001 Nonstatutory Stock Option Plan. Pursuant to the 2005 Plan, up to 27,000,000 shares of our common stock are authorized for issuance. As of July 3, 2011, 9,823,324 shares were available for future grant under the 2005 Plan.

New Hire Grants; Promotional Grants

Generally, we grant equity awards to our new employees, including our named executive officers, in connection with the start of their employment, and we occasionally grant equity awards in connection with the promotion of employees. New-hire stock options granted to named executive officers generally vest as follows: one-fourth vests one year after the officer’s employment start date, and the remaining shares vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with us. Promotional stock options granted to named executive officers generally vest monthly over the four years following the date of grant at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with us. However, our Board or the Compensation Committee has approved certain exceptions to vesting schedules for new-hire and promotional equity awards in the past. For example, see “Change in Control and Severance Agreements,” below. The aggregate amounts of the new-hire or promotional grants to named executive officer are negotiated with the named executive officer.

The following table sets forth information on new-hire or promotional grants to named executive officers in fiscal year 2011:

Named Executive Officer	Equity Award Grant Date	Number of Shares Subject to Stock Option Grant Approved	Other Equity Award, If Any
Oscar Rodriguez, President and Chief Executive Officer	November 3, 2010	900,000	150,000
James T. Judson, Interim Vice President and Chief Financial Officer	May 2, 2011	100,000
Michael L. Seaton, Vice President, World Wide Sales & Services	November 3, 2010	100,000	50,000
David Ginsburg, Senior Vice President, Chief Marketing Officer	February 2, 2011	400,000	50,000

Annual Merit Grants

We have typically granted each named executive officer an additional stock option and RSU grants on an annual basis, with the goal of providing continued incentives to retain strong executives and improve corporate performance. Merit based annual stock options granted to named executive officers generally vest monthly over the four years following the date of grant at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with us. RSU grants generally vest over a 2 year period, with 50% vesting after the first year and 50% vesting at the end of the second year, subject to the officer’s continued employment with us. However, our Board or the Compensation Committee has approved certain exceptions to vesting schedules in the past.

In January 2011, the Compensation Committee evaluated the performance of each of our named executive officers and, decided to grant any merit based annual stock options and RSUs. The following table sets forth information on merit based stock options and RSUs grants to named executive officers in fiscal year 2011:

Named Executive Officer	Equity Award Grant Date	Number of Shares Subject to Stock Option Grant Approved	Other Equity Award, If Any
Michael L. Seaton Vice President, World Wide Sales & Services	February 2, 2011	65,000	21,450
Diane Honda Vice President, General Counsel and Secretary	February 2, 2011	40,000	13,200
Bob L. Corey(1) Former Executive Vice President and Chief Financial Officer	February 2, 2011	80,000	26,400
Paul A. Hooper(2) Former Chief Marketing Officer	February 2, 2011	45,000	14,850

(1)	Mr. Corey resigned from the Company effective March 9, 2011.
(2)	Mr. Hooper resigned from the Company effective July 8, 2011.

Our process with regard to grants of equity compensation awards to Board members, officers, and non-officer employees is as follows:

•

The general practice for equity awards is to make grants once per quarter, during open trading windows only, on the second trading day following the public announcement of quarterly financial results, pursuant to a list to be circulated to the appropriate granting authority prior to the proposed approval date.

•	All grants are to be approved by the Compensation Committee.

•	Grants are to be approved at Compensation Committee meetings (not by unanimous written consent, except in extraordinary circumstances).

•	Granting authority may not be delegated to management.

•	Our Board and management are to continue monitoring processes and policies recommended by the SEC, self-regulatory authorities and outside advisors.

•

All Board and Compensation Committee minutes are to be circulated to the directors as soon as reasonably practicable (generally, within two weeks of meeting). Counsel should attend all Board and Compensation Committee meetings, and must be present when stock is granted.

•	Our Board has directed management to propose a mechanism for monitoring compliance with and reporting to our Board on our policies and procedures relating to options grants.

These processes were adopted by our Board in April 2007, and are designed to ensure that we continue to employ best practices and procedures with respect to equity compensation awards.

In addition, we monitor the number of shares that we are utilizing for all of our equity compensation programs, including new hire grants, promotional grants and annual merit grants, in order to prudently manage stock option expense and potential dilution of stockholder ownership. The Compensation Committee in consultation with Radford approved a target gross equity pool that could be used for all grants issued to new hires, promotion grants and merit grants, and to reflect industry practices for managing the overall stock option burn rate. In compliance with industry best practices and guidance from Risk Metrics’ Institutional Stockholder Services (ISS), the Compensation Committee examines the trends for burn rate levels and equity vehicles to manage the plan within the standards and norms established by ISS. Our dilution rate is measured as a gross number of equity awards in a given year, expressed as a percentage of the outstanding common stock at the end of each fiscal year.

Change in Control and Severance Agreements

Each of our named executive officers is employed at-will. However, from time to time, we implement plans or enter into agreements that would provide benefits payable to certain employees, including named executive officers, in connection with the termination of employment, a change in our control or other situations. Without these benefits, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any departures could jeopardize the consummation of the transaction or our interests if the transaction does not close. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

Our agreements with named executive officers are described under “Summary of Employment and Other Agreements” below. The potential payments that each of named executive officer would have received if a change in control or termination of employment had occurred on July 3, 2011 are set forth under “Potential Payments Upon Termination or Change in Control” below.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our named executive officers. Our employee benefits program includes medical, dental, prescription drug, Medical and Dependent Care Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match , educational assistance, employee assistance program and holidays. We do not include a fixed vacation allowance for named executive officers, as they typically travel extensively and are required to be available to us even while vacationing. We do not provide a defined benefit retirement pension plan, supplemental life insurance or the use of company vehicles to our named executive officers.

In January 1999, our Board adopted our 1999 Employee Stock Purchase Plan, or the Purchase Plan. In December 2005, our stockholders approved an amendment to the Purchase Plan to increase the maximum number of shares of common stock that may be issued under the plan by 5,000,000 to a total of 12,000,000 shares. The Purchase Plan permits eligible employees, including our named executive officers, to acquire shares of our common stock through periodic payroll deductions of up to 15% of total compensation. No more than 1,000 shares may be purchased on any purchase date per employee, and each offering period has a maximum duration of 3 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or on the last day of the respective purchase period. None of our named executive officers participated in the Purchase Plan.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, or the Code, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our named executive officers holding office at the end of any year to the extent this compensation exceeds $1,000,000 for any of these officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee. The Compensation Committee does not believe that in general other components of our compensation are likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee expects to continue evaluating the advisability of qualifying its executive compensation for deductibility. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Compensation Risk Evaluation

The Compensation Committee requested that management review and report to the Compensation Committee regarding elements of our compensation system that could affect risk and in particular had any potential to result in material risk to us and the report was made and evaluated by the Compensation Committee in August 2010. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, internal controls, including financial, operational and compliance policies and practices.

Stock Ownership and Hedging

At present, the Compensation Committee has not established any equity or security ownership requirements for its executive officers which is a policy that is reviewed annually as part of the regular review of our pay plans. We prohibit executive officers from hedging the economic risk of ownership of our stock.

Summary Compensation Table

The following table sets forth information for fiscal year 2011 concerning the compensation of our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Other Equity and Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)(3)		Total ($)
Oscar Rodriguez President and Chief Executive Officer	2011	473,140	—	454,500	1,249,560	886,435	(9)	97,714	(6)	3,161,349
	2010	—	—	—	—	—		—		—
	2009	—	—	—	—	—		—		—

James T. Judson Interim Vice President and Chief Financial Officer	2011	105,035	—	—	160,380	—		226		265,641
	2010	—	—	—	—	—		—		—
	2009	—	—	—	—	—		—		—

David Ginsburg Senior Vice President and Chief Marketing Officer	2011	174,352	—	—	740,640	184,000	(9)	1,358		1,100,350
	2010	—	—	—	—	—		—		—
	2009	—	—	—	—	—		—		—

Michael L. Seaton Vice President, World Wide Sales & Services	2011	275,000	—	230,436	259,194	181,137		270		946,037
	2010	266,667	—	145,220	—	—		270		412,157
	2009	259,594	—	—	—	—		225		259,819

Diane Honda Vice President, General Counsel and Secretary	2011	259,583	—	102,298	74,064	107,444	(9)	270		543,659
	2010	237,500	—	82,200	—	—		325		320,025
	2009	223,594	25,898	—	27,050	50,400	(5)	180		327,122

Bob L. Corey (7) Former Executive Vice President and Chief Financial Officer	2011	274,115	—	218,031	148,128	296,261	(4)(9)	585		937,120
	2010	422,839	—	308,250	494,185	—		742		1,226,016
	2009	—	—	—	—	—		—		—

Paul A. Hooper (8) Former Chief Marketing Officer	2011	280,000	—	114,818	83,322	120,340	(9)	270		598,750
	2010	280,000	—	153,440	—	—		270		433,710
	2009	274,000	—	—	—	—		270		274,270

(1)	Bonus amounts represent discretionary fixed bonuses. Performance-based bonuses are generally paid under our bonus plans and sales commission plan and represented as Non-Equity Incentive Plan Compensation.
(2)	Represents the aggregate grant date fair value computed in accordance with Accounting Standards Codification, or ASC, Topic 718, and do not reflect whether our named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 7 to our consolidated financial statements in our Form 10-K for the fiscal year ended July 3, 2011. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	Comprised of contributions to group term life insurance and other miscellaneous items.
(4)	Includes $54,503 of retention bonus.
(5)	Includes $20,000 of retention bonus.
(6)	Includes $81,840 of allowance for relocation expenses and $15,874 for contributions to term life insurance and short-term disability plan.
(7)	Mr. Corey resigned from the Company effective March 9, 2011.
(8)	Mr. Hooper resigned from the Company effective July 8, 2011.
(9)	Mr. Rodriguez, Mr. Ginsburg, Ms. Honda, Mr. Corey, and Mr. Hooper were granted RSUs under our 2011 Incentive Plan with a total maximum payout of $886,435, $184,000, $107,444, $241,758 and $120,340, respectively, subject to vesting as described in Executive Compensation – 2011 Executive Compensation Decisions – Incentive Plans. None of the performance metrics were achieved, and none of these RSUs vested.

Summary of Employment and Other Agreements

The following is a description of employment and other agreements between us and our named executive officers and with our President and Chief Executive Officer, Oscar Rodriguez, who was appointed subsequent to the end of our 2010 fiscal year.

President and Chief Executive Officer

In August 2010, we entered into an offer letter of employment with Mr. Rodriguez for service as our President and Chief Executive Officer. Pursuant to the terms the offer letter of employment, Mr. Rodriguez is to receive an annual salary of $550,000, less applicable taxes and withholdings, and be eligible to participate in our standard employee benefits plans. In addition, Mr. Rodriguez was granted a one-time option to acquire 900,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the grant date. One-fourth of these shares vest one year after the commencement of Mr. Rodriguez’s employment with us, and the remaining shares vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to Mr. Rodriguez’s continued employment with us. The vesting of the shares subject to this option may be accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan. Mr. Rodriguez was also granted 100,000 shares of restricted stock that vest in three annual installments, subject to his continued employment with us. To compensate Mr. Rodriguez for the loss of a performance bonus at his former company, we awarded him 50,000 shares of restricted stock that vest on the first anniversary of his employment with us, subject to his continued employment with us. In addition, we entered into an Executive Change in Control Severance Agreement with Mr. Rodriguez in the form standard for our executive officers under which Mr. Rodriguez would be entitled to receive a lump sum payment equal to (i) 18 months of his base salary, less applicable withholding taxes, in certain circumstances involving a change of control in us, or (ii) 12 months of his base salary, less applicable withholding taxes, in certain circumstance involving our termination of Mr. Rodriguez’s employment without cause. In addition, (i) if we are acquired by an entity that does not have stock listed on a U.S. equity exchange, all of Mr. Rodriguez’ unvested stock options vest upon the closing of such a transaction, and (ii) “Good Reason” would include our being a party to a merger or acquisition, immediately after the closing of which Mr. Rodriguez duties and responsibilities are materially reduced from serving as the Chief Executive Officer of the surviving publicly listed corporation Mr. Rodriguez was also awarded a one time, lump-sum cash payment of $50,000 to relocate his household from Florida to California, such amount to be grossed up for tax purposes. Pursuant to the offer letter, we appointed Mr. Rodriguez to our Board in October 2010 and he must immediately resign as a member of our Board upon the date his employment with us terminates.

Interim Chief Financial Officer

Under an offer letter of employment to be our Interim Chief Financial Officer, Mr. Judson is paid an annual base salary of $350,000, less applicable taxes and withholdings. He also is eligible to participate in our bonus plans with an annual target of 60% of his then current annual base salary. In addition, Mr. Judson was granted a one-time option to acquire 100,000 shares of our common stock with an exercise price equal to the closing price of our common stock on the grant date. Fifty percent of these shares shall vest six months after the commencement of Mr. Judson’s employment with us, and the remaining shares vest one year after the commencement of employment. Mr. Judson is not entitled to participate in the Company’s Severance Plan.

In September 2011, the Compensation Committee approved a grant of 50,000 RSUs to Mr. Judson which will vest on March 14, 2012.

Former Acting Chief Executive Officer and Chief Financial Officer

Bob L. Corey, our former Chief Financial Officer and Acting Chief Executive Officer, resigned in March 2011. In connection with his resignation, and in consideration for his execution of a general release of claims, our Compensation Committee agreed to accelerate vesting of Mr. Corey’s option awards such that

206,250 of the shares subject to one option grant and 100,000 shares subject to a second option grant vested on March 9, 2011, and the Compensation Committee agreed that such vested option shares may be exercised for a 12 month period ending March 9, 2012.

Executive Change in Control Severance Plan

On February 8, 2006, the independent members of our Board, upon the recommendation of the Compensation Committee, approved the terms of an Executive Change in Control Severance Plan in order to ensure retention of key personnel and continuity of the business in the event of a change in control of the business. On August 7, 2008, the independent members of our Board, upon the recommendation of the Compensation Committee, approved an amendment and restatement of the Executive Change in Control Severance Plan. We refer to this plan, as amended and restated, as the “Severance Plan.”

Cash Compensation and Benefits

Under the Severance Plan for participants other that Mr. Rodriguez, severance compensation, health care and other benefits are provided to a Severance Plan participant if the participant is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control. The amount of this severance compensation that would be provided to a participant is equal to that participant’s then current salary and target bonus for the applicable “severance benefit period.” The Compensation Committee has established that the severance benefit period for participants is 18 months in the case of the chief executive officer, 12 months in the case of officers who report directly to the Chief Executive Officer and 6 months in the case of eligible vice presidents designated by the Compensation Committee. In addition, the severance benefit period establishes the period of time during which health care and other benefits are provided to a participant. For Mr. Rodriguez, solely a change of control gives him the right to the benefits to which he is entitled under the Severance Plan. Mr. Judson is not eligible to participate in the Severance Plan.

Equity Awards

The Severance Plan provides that equity awards granted prior to August 7, 2008 (the effective date of the amendment to the plan) with respect to individuals who were participants as of that date and certain other equity awards as determined by the Compensation Committee at the time of grant are treated as follows in the event of a Change in our Control:

•	if the participant’s options and SARs are not assumed or otherwise continued by an acquirer, 100% of the participant’s then unvested options and SARs would accelerate;

•

if the participant is not terminated and an acquirer assumes the participant’s outstanding options and SARs, the vesting of fifty percent (50%) of the participant’s then unvested options and SARs would accelerate as of the date of the change in control and the remainder of the participant’s unvested options and SARs would vest in equal monthly installments over a period equal to one half of the remainder of the participant’s original vesting schedule;

•

if the participant is terminated and the participant’s options and SARs are assumed or otherwise continued by an acquirer, 100% of the participant’s then unvested options and SARs would accelerate; and

•	the vesting of all other awards, including restricted stock and RSUs, would accelerate.

However, the Severance Plan further provides that, unless otherwise determined by the Compensation Committee at the time of grant, equity awards granted after August 7, 2008 (the effective date of the amendment to the plan) to participants are treated as follows in the event of a Change in our Control:

•

if equity awards are not assumed or otherwise continued by an acquirer, accelerated vesting would occur only with respect to the number of months in the applicable participant’s severance benefit period;

•	if equity awards are assumed or otherwise continued by an acquirer, acceleration of vesting of these awards would occur only upon a Double Trigger Termination, and then would accelerate 100%; and

•	all equity awards are treated the same under the plan in the event of a Change of Control.

In the event that any payment or benefit received or to be received by a participant under the Severance Plan or otherwise would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of the Severance Plan, the amount of such payments would not exceed the amount which produces the greatest after-tax benefit to the participant. The Severance Plan does not provide for payment of any applicable excise tax by us or other “gross-up” payments to offset the impact of any applicable excise tax.

Certain Definitions

For purposes of the Severance Plan, the following definitions apply:

“Cause” means the occurrence of any of the following: (i) the participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any our documents or records; (ii) the participant’s material failure to abide by our code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) misconduct by the participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of we are required to prepare an accounting restatement; (4) the participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of ours (including, without limitation, the participant’s improper use or disclosure of our confidential or proprietary information); (5) any intentional act by the participant which has a material detrimental effect on our reputation or business; (6) the participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from us of, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by the participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the participant and us, which breach is not cured pursuant to the terms of such agreement; or (8) the participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the participant’s ability to perform his or her duties with us.

“Change in our Control” means the occurrence of any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding our securities under an employee benefit plan, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of our securities representing more than fifty percent (50%) of the total combined voting power of our then-outstanding securities entitled to vote generally in the election of directors;

•

we are party to a merger or consolidation which results in the holders of our voting securities outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of our directors or the surviving entity outstanding immediately after such merger or consolidation;

•	the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or

•

a change in the composition of our Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (defined as a director who either (i) is a member of our Board as of February 8, 2006, or (ii) is elected, or nominated for election, to our Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (iii) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of our directors).

However, to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Code would become payable under the Severance Plan by reason of a Change in our Control, such amount shall become payable only if the event constituting a Change in our Control would also constitute a change in ownership or effective control of us, or a change in the ownership of a substantial portion of our assets, within the meaning of Section 409A of the Code.

Indemnity Agreements

We have entered into indemnification agreements with our executive officers and directors. These indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended July 3, 2011 to our named executive officers. For a narrative description of the various plan-based awards set forth in the following table, see the discussion above under the heading “Compensation Discussion and Analysis .”

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)(7)
			Threshold ($)	Target ($)	Maximum ($)(2)
Oscar Rodriguez	11/3/2010	10/18/2010	—	550,000	825,000		442,553	900,000	3.03	2,590,495
James T. Judson	5/2/2011	4/25/2011	—	210,000	315,000			100,000	3.17	160,380
David Ginsburg	2/2/2011	1/24/2011	—	147,500	221,250		50,000	400,000	3.68	924,640
Michael L. Seaton	2/2/2011	1/24/2011	—	250,000	N/A	(4)	71,450	65,000	3.68	350,790
	11/3/2010	10/18/2010	—					100,000	3.03	138,840
Diane Honda	8/4/2010	7/26/2010	—	109,200	163,800		53,190			161,166
Bob L. Corey(5)	2/2/2011	1/24/2011	—				13,200	40,000	3.68	122,640
	8/4/2010	7/26/2010	—	350,000	525,000		119,682			362,636
	2/2/2011	1/24/2011	—				26,400	80,000	3.68	245,281
Paul A. Hooper(6)	8/4/2010	7/26/2010	—	112,000	168,000		59,574			180,509
	2/2/2011	1/24/2011	—				14,850	45,000	3.68	137,971

(1)	Our annual incentives usually are (and, in fiscal year 2011, were) based upon threshold, target and maximum payout amounts set by our Board, upon the recommendation of the Compensation Committee, at the beginning of each fiscal year. The actual amounts earned by each named executive officer for fiscal year 2011 is set forth in the Summary Compensation Table elsewhere in this Proxy Statement under the heading “Non-Equity Incentive Plan Compensation.”
(2)	The maximum amount payable if results exceed objectives was 150% for our named executive officers.
(3)	The grant date fair value is generally the amount we would expense in our financial statements over the award’s service period in accordance with ASC Topic 718, but does exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	Mr. Seaton does not participate in our incentive plans, but instead has a separate commission plan as discussed in additional detail elsewhere in this Proxy Statement under the heading “Sales Commission Plan.”
(5)	Mr. Corey resigned from the Company effective March 9, 2011.
(6)	Mr. Hooper resigned from the Company effective July 8, 2011.

(7)	Mr. Rodriguez, Mr. Ginsburg, Ms. Honda, Mr. Corey, and Mr. Hooper were granted RSUs under our 2011 Incentive Plan with a total maximum payout of $886,435, $184,000, $107,444, $241,758 and $120,340, respectively, subject to vesting as described in Executive Compensation – 2011 Executive Compensation Decisions – Incentive Plans. None of the performance metrics were achieved, and none of the performance based RSUs vested.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of July 3, 2011.

OUTSTANDING EQUITY AWARDS

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Oscar Rodriguez	—	900,000	(3)	3.03	11/3/2017	100,000	(12)	324,000
						50,000	(13)	162,000
						195,035	(14)	631,913.00
						97,518	(14)	315,958
James T. Judson	—	100,000	(4)	3.17	5/2/2018
David Ginsburg	—	400,000	(5)	3.68	2/2/2018	50,000	(15)	162,000.00
Michael L. Seaton	30,000	—		3.53	8/3/2016	33,333	(16)	107,999
	116,875	10,625	(6)	4.25	10/26/2017	21,450	(17)	69,498
	42,500	85,000	(7)	4.25	10/26/2017	3,125	(18)	10,125.00
	27,083	72,917	(8)	3.03	11/3/2017	1,875	(18)	6,075
	—	65,000	(9)	3.68	2/2/2018	5,000	(18)	16,200
Diane Honda	15,000	—		6.89	11/19/2014	17,730	(19)	57,445
	7,500	—		4.09	7/5/2015	17,730	(14)	57,445
	10,000	—		4.49	10/25/2015	17,730	(14)	57,445
	10,000	—		3.53	8/3/2016	13,200	(17)	42,768
	9,375	625	(10)	4.25	10/26/2017
	39,583	10,417	(11)	2.05	11/5/2018
	—	40,000	(9)	3.68	2/2/2018
Bob L. Corey(2)	140,000	—		2.09	3/9/2012	—		—
Paul A. Hooper(20)	60,000	—		10.51	8/26/2012	19,858	(19)	64,340
	45,834	—		5.75	7/18/2013	19,858	(14)	64,340
	60,000	—		8.12	2/26/2014	19,858	(14)	64,340
	30,000	—		4.89	8/4/2015	14,850	(17)	48,114
	116,875	10,625	(6)	4.25	10/26/2017
	42,500	85,000	(7)	4.25	10/26/2017
	—	45,000	(9)	3.68	2/2/2018

(1)	The market value of the RSUs that have not vested is based on the closing market price of our common stock on July 1, 2011 of $3.24.
(2)	Mr. Corey resigned from the Company effective March 9, 2011.
(3)	This stock option vests as to 25% of the shares on August 23, 2011 and as to 1/48th of the shares each month over the three years thereafter.
(4)	This stock option vests with respect to 50,000 shares on September 14, 2011 and 50,000 on March 14, 2012.
(5)	This stock option vests as to 25% of the shares on November 29, 2011 and as to 1/48th of the shares each month over the three years thereafter.

(6)	This stock option vests monthly and will be fully vested on October 26, 2011.
(7)	This stock option vests with respect to 42,500 shares on October 26, 2011 and 42,500 shares on October 26, 2012.
(8)	This stock option vests as to 25% of the shares on May 10, 2011 and as to 1/48th of the shares each month over the three years thereafter.
(9)	This stock option vests as to 25% of the shares on February 2, 2012 and as to 1/48th of the shares each month over the three years thereafter.
(10)	This stock option vests monthly and will be fully vested on October 1, 2011.
(11)	This stock option vests monthly and will be fully vested on May 1, 2012.
(12)	These RSUs vest as to 33.3% of the units each anniversary over three years, starting August 23, 2011.
(13)	These RSUs fully vested on August 23, 2011.
(14)	These RSUs were to vest on August 15, 2011, subject to our attainment of revenue and non-GAAP operating profit targets and the named executive officer’s continued employment with us.
(15)	These RSUs vest on September 8, 2013, subject to our attainment of revenue and non-GAAP operating profit targets and the named executive officer’s continued employment with us.
(16)	These RSUs vest 50% on May 10, 2012 and 50% vest on 5/10/2013
(17)	These RSUs vest monthly over two years and will be fully vested on February 2, 2013, subject to the named executive officer’s continued employment with us.
(18)	These RSUs vest 100% on March 5, 2012.
(19)	These RSUs were to vest on August 15, 2011, subject to the named executive officer’s continued employment with us.
(20)	Mr. Hooper resigned from the Company effective July 8, 2011.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our common stock held by them during the fiscal year ended July 3, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael L. Seaton	—	—	79,667	233,381
Diane Honda	—	—	50,000	133,000
Bob L. Corey(2)			112,500	299,250
Paul A. Hooper(3)			56,000	148,960

(1)	Represents the amount realized based on the market price of our common stock on the vesting date.
(2)	Mr. Corey resigned from the Company effective March 9, 2011.
(3)	Mr. Hooper resigned from the Company effective July 8, 2011.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our named executive officers that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our named executive officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements that may require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of us:

•

Offer letters of employment with Bob L. Corey. We previously entered into offer letters of employment with Mark A. Canepa and Karen Rogge, but due to their resignations and the terms of their separation, described above under the heading “Summary of Employment and Other Agreements,” the provisions in their offer letters are no longer in effect.

•	The Severance Plan.

These agreements, including the circumstances that would trigger payments or the provision of other benefits, and material conditions and obligations applicable to the recipient of payments and benefits, are described in “Summary of Employment and Other Agreements” elsewhere in this “Executive Compensation” section.

The following table describes the potential payments that we would have been required to make upon our termination of each of our named executive officers, whether or not within one year following a change in our control, had we terminated such officer as of July 3, 2011, under the assumptions set forth in the footnotes to the table. Accordingly, the table does not present information regarding named executive officers whose service to us was terminated prior to this date. Except as expressly noted, these assumptions have not actually occurred.

Name and Category of Payment	Potential Payments upon Termination Other Than for Cause ($)(1)		Potential Payments Following Change in Control without Termination Other Than for Cause ($)(2)	Potential Payments upon Termination Other Than for Cause Following Change in Control ($)(3)
Oscar Rodriguez
Salary(4)	550,000	(9)	—	775,000	(5)
Bonus	550,000	(10)	—	775,000	(6)
Equity award vesting acceleration(7)	1,433,807		—	1,433,807
Health and welfare benefits	21,700	(8)	—	21,700	(8)

Total	2,555,507		—	3,005,507

David Ginsburg
Salary(4)	147,500			295,000	(5)
Bonus	73,750			147,500	(6)
Equity award vesting acceleration(7)	—			162,000
Health and welfare benefits	—			—	(8)

Total	221,250			604,500

Michael L. Seaton
Salary(4)	—		—	275,000	(5)
Bonus	—		—	106,000	(6)
Equity award vesting acceleration(7)	—		—	209,897
Health and welfare benefits	—		—	13,056	(8)

Total	—		—	603,953

Diane Honda
Salary(4)	136,500		—	273,000	(5)
Bonus	54,600		—	109,200	(6)
Equity award vesting acceleration(7)	—		—	215,104
Health and welfare benefits	10,842		—	21,684	(8)

Total	201,942		—	618,988

Name and Category of Payment	Potential Payments upon Termination Other Than for Cause ($)(1)	Potential Payments Following Change in Control without Termination Other Than for Cause ($)(2)	Potential Payments upon Termination Other Than for Cause Following Change in Control ($)(3)
Bob L. Corey(11)
Salary(4)	375,000		375,000
Bonus	225,000		225,000
Equity award vesting acceleration(7)	—		—
Health and welfare benefits	15,888		15,888

Total	615,888		615,888

Paul A. Hooper(12)
Salary(4)	140,000		280,000
Bonus	56,000		112,000
Equity award vesting acceleration(7)	—		241,134
Health and welfare benefits	11,232		22,464

Total	207,232		655,598

(1)	Assumes termination without “cause” as of July 3, 2011, not within one year after a change in control. “Cause” is described, as applicable to each officer, in the “Summary of Employment and Other Agreements” section of this Proxy Statement. As a condition to receiving any benefits under this column, the applicable named executive officer is required to execute a general release of known and unknown claims in a form satisfactory to us.
(2)	Assumes a hypothetical change in control as of July 3, 2011, with no termination without cause within one year after the change in control. Also assumes that the company acquiring us in the hypothetical change in control did not assume or substitute equivalent replacements for the outstanding equity awards of the participants in the Severance Plan.
(3)	Assumes termination without cause as of July 3, 2011, within one year after a change in control.
(4)	The amounts listed in these rows do not include the payment of accrued salary that would be due upon termination of employment, are not adjusted for any applicable tax withholding, and do not include portions of bonuses that may be payable on a pro-rated basis based on the amount earned as of the time of the termination of employment.
(5)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his monthly salary for a period of 18 months in the case of the chief executive officer and 12 months in the cases of the other named executive officers.
(6)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant would be entitled to a lump sum bonus payment for a period of 18 months in the case of the chief executive officer and 12 months in the cases of the other named executive officers with the applicable annual bonus amount to be based upon the aggregate of all annual incentive bonuses that would have been earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved.
(7)	Assumes a price per share of our common stock equal to $3.24, the closing market price on July 1, 2011 (the last business day of our last fiscal year). In the case of shares of common stock or RSUs, represents the aggregate value of all shares that would be accelerated. In the case of stock options, represents the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on July 1, 2011) with respect to all options that would be accelerated. The exercise price of all stock options held by our named executive officers as of such date was greater than $3.24 resulting in no aggregate spread value for these stock options.

(8)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant is entitled to reimbursement of 18 months of COBRA premiums in the case of the chief executive officer and 12 months of COBRA premiums in the cases of the other named executive officers. Assumes our payment of all premiums necessary to cover the applicable officer from July 3, 2011 until the 18 or 12 month anniversary thereof, as applicable, assuming that the applicable officer was covered under our group health plan as of July 3, 2011, that the officer timely elected to continue these benefits until the 18 or 12 month anniversary thereof, as applicable, and that premiums remain at the amounts in effect as of July 3, 2011.
(9)	Under Mr. Rodriguez’s offer letter agreement, he is entitled to 12 months salary in the event he is terminated without cause or resigns as a result of certain adverse circumstances as described in his offer letter.
(10)	Under Mr. Rodriguez’s offer letter agreement, he is entitled to a payment equal to the pro rata portion of his target bonus through his date of termination in the event he is terminated without cause or resigns as a result of certain adverse circumstances as described in his offer letter.
(11)	Mr. Corey resigned from the Company effective March 9, 2011.
(12)	Mr. Hooper resigned from the Company effective July 8, 2011

Compensation Committee Interlocks and Insider Participation

See above under “Corporate Governance – Compensation Committee Interlocks and Insider Participation.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Actual or Potential Conflicts of Interest

We entered into an offer letter with Gordon L. Stitt, Chairman of our Board, in July 2009 pursuant to which he is to devote 60% of his time to his market development consulting duties for an aggregate annual salary of $300,000. In July 2010, the one-year term of the offer letter ended, and our Board determined to continue Mr. Stitt’s employment on a month-to-month basis, on the same terms as in his offer letter and subject to termination by either party at any time. The contract with Mr. Stitt was terminated on December 31, 2010.

Reporting, Review and Approval of Related Party Transactions

Pursuant to the charter of the Audit Committee, the Audit Committee has the responsibility and duty to approve all related-party transactions after reviewing each transaction for potential conflicts of interests and other improprieties. Pursuant to our Code of Business Conduct and Ethics:

•

Each employee, including each executive officer, is prohibited from engaging in activities that compete with us or compromise our interests unless first notifying our General Counsel or Head of Human Resources, and obtaining a waiver in writing in each instance. Each employee is required to inform his or her manager or our legal department of any conflict of interest, and is encouraged to consult with his or her manager or our legal department if the employee becomes aware of any conflict or potential conflict, or has a question as to a potential conflict.

•

Each member of our Board is prohibited from participating in any activities that are contrary to our interests, or which interfere with the director’s ability to perform his or her duties objectively and effectively, or which interfere with the director’s duty of loyalty to us and our stockholders. Each member of our Board is required to disclose to our Board any potential conflict of interest regarding or personal interest in any transaction our Board is considering. As to any potential conflict, the independent directors consult, as appropriate, with management and counsel in assessing the potential conflict, and the appropriate action or procedure for addressing or avoiding the potential conflict. A director is required to recuse himself or herself from participation in any deliberation or decision regarding a matter or transaction in which there is a conflict of interest between our interests and the director’s personal interests or the interests of any other entity to which the director provides services. In the event a director becomes aware of any potential corporate opportunity that the director believes would have any direct or indirect value to us, the director is required to advise the Chief Executive Officer or our Board of the opportunity. In addition, each director is required to notify our Board of any outside board seats, public or private, on which the director has agreed to serve. Related party transactions in which a director may be involved are subject to the review of the Audit Committee.

•

The Code of Business Conduct and Ethics provides the following non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Business Conduct and Ethics (a “Subject Person”):

•	receipt, by a Subject Person or a member of his or her family, of improper personal benefits as a result of the Subject Person’s position with us;

•	use by the Subject Person of our property for his or her personal benefit;

•	engagement by the Subject Person in activities that interfere with the Subject Person’s loyalty to us or his or her ability to perform duties or responsibilities effectively;

•	work by a Subject Person simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;

•

a Subject Person, or a member of his or her family, having a financial interest in a customer, supplier or competitor which is significant enough to cause divided loyalty with us, or the appearance of divided loyalty (with the significance of a financial interest depending on many factors, such as size of investment in relation to the Subject Person’s income, net worth and/or financial needs, the Subject Person’s potential to influence decisions that could impact the Subject Person’s interests, and the nature of the business or level of competition between us and the supplier, customer or competitor);

•

acquisition, by a Subject Person or a member of his or her family, of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the Subject Person has reason to know we have, or might have, a legitimate interest;

•

receipt, by a Subject Person or a member of his or her family, of a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•

a Subject Person’s divulging or using our confidential information—such as financial data, customer information, or computer programs—for the Subject Person’s own personal or business purposes that are not first approved by our VP General Counsel or VP Human Resources in writing;

•

a Subject Person’s making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to us and which the customer, supplier or competitor would not otherwise have taken;

•	a Subject Person’s being given the right to buy stock in other companies or receipt of cash or other payments in return for promoting the services of an advisor, such as an investment banker, to us;

•	a Subject Person’s, or his or her family member’s, solicitation or acceptance of valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors; and

•	a Subject Person’s giving or receipt or gifts not in compliance with the Foreign Corrupt Practices Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended July 3, 2011, except that a Form 4 was not timely filed for Michael L. Seaton with respect to a transaction in May 2011.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2005 Plan and the Purchase Plan, which have been approved by our stockholders. The Purchase Plan was adopted by our Board in January 1999, and was approved by our stockholders in February 1999. The 2005 Plan was adopted by our Board in October 2005, and was approved by our stockholders in December 2005, replacing our prior equity compensation plans. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the administrator of the 2005 Plan (the Compensation Committee or other committee or subcommittee of our Board or, in the absence of a committee, our Board) may not provide for either the cancellation of outstanding options or SARs in exchange for the grant of new options or SARs at a lower exercise price or the amendment of outstanding options or SARs reduce the exercise price.

The following table summarizes our equity compensation plans as of July 3, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	12,061,245	(1)(2)	2.94	12,964,042	(4)(3)
Equity compensation plans not approved by security holders	165,663	(2)(4)	7.44	0

Totals	12,226,908		3.00	12,964,042

(1)	Of this amount, options for 7,252,238 and 3,095,486 shares of restricted stock were outstanding under the 2005 Plan, and options for 1,713,521 were outstanding under the 1996 Plan.
(2)	Of this amount, options for 93,002 shares were outstanding under the 2000 Stock Plan and options for 72,661 were issued under the 2001 Stock Plan.
(3)	Effective as of December 2, 2005, the 1996 Plan, the 2000 Stock Plan and the 2001 Stock Plan were terminated and up to 11,000,000 shares subject to awards that remained outstanding under the 1996 Plan, the 2000 Stock Plan the 2001 Stock Plan as of December 2, 2005 and which subsequently terminate without having been exercised or which are forfeited to the Company were added to the shares available under the 2005 Plan.
(4)	Of this amount 3,140,718 shares were available for issuance under the Stock Purchase Plan and 9,823,324 shares were available for issuance under the 2005 Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Securities and Exchange Commission’s Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2011, as amended.

The material in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, shall be deemed “furnished” in our Annual Report on Form 10-K for the fiscal year ended July 3, 2011, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

COMPENSATION COMMITTEE

Charles Carinalli, Chairman

Edward B. Meyercord, III

John C. Shoemaker

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Extreme Networks, Inc. (the “Company”) oversees the quality of the Company’s financial statements and its financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, is responsible for expressing opinions on the Company’s annual financial statements and its internal control over financial reporting as of the end of the fiscal year. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside of the Company from whom the Audit Committee receives information and the accuracy of the financial and other information provided to the Audit Committee.

The current members of the Audit Committee are Charles Carinalli, John H. Kispert, Edward H. Kennedy and John C. Shoemaker. Each member of the Audit Committee has been determined by the Board to be independent for purposes of the NASDAQ Marketplace Rules and the rules of the U.S. Securities and Exchange Commission (the “SEC”) as these rules apply to audit committee members. The Board has determined that Mr. Kispert is an “audit committee financial expert,” as defined in the rules of the SEC.

The Audit Committee has discussed and reviewed with the Company’s independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, SEC rules and other professional standards. The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committee Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s independent auditors, with and without the Company’s management present, to discuss the results of their audit of the Company’s financial statements and its internal control over financial reporting as of the end of the fiscal year, the Company’s internal audits and the overall quality of the Company’s financial reporting. Additionally, the Audit Committee has discussed and reviewed with the Company’s management the audited financial statements and management’s report on internal control over financial reporting as of the end of the fiscal year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended July 3, 2011 for filing with the SEC. The Audit Committee and the Board have also recommended ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

The aggregate fees billed for professional services rendered by the Company’s independent auditors for the audit of the Company’s annual financial statements and its internal control over financial reporting as of the end of fiscal year 2011 and for their review of the unaudited interim financial statements included in the Company’s Quarterly Reports on Forms 10-Q for fiscal year 2011, including accounting consultations on matters addressed during the annual audit and interim reviews were $1,598,896, of which $698,896 was billed by Ernst & Young LLP, and $900,000 was billed by KPMG LLP. The aggregate fees billed for professional services rendered by Company’s independent auditors, Ernst & Young LLP, other than the audit and audit-related fees, were $55,258. These fees were for professional services including domestic and foreign tax-planning, consultation, special projects and tax return preparation, and procedures related to the filing of corporate documents.

AUDIT COMMITTEE

John H. Kispert, Chairman

Charles Carinalli

Edward H. Kennedy

John C. Shoemaker

The foregoing Audit Committee Report shall not be deemed to be filed or incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be brought before an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC. Under our Bylaws, in order for a stockholder proposal to be properly brought before any annual meeting, the proposal must be timely and received at our principal executive offices, addressed to the Secretary, not earlier than November 21, 2012 and not later than December 21, 2012, which, respectively, are 120 days and 90 days prior to the one-year anniversary of this year’s mailing date for this Proxy Statement. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than November 21, 2012 and not later than December 21, 2012. In the likelihood that the date of the 2012 annual meeting is advanced by more than 30 calendar days from the date of this Proxy Statement or the proposal is for a special meeting, we must receive notice of any stockholder proposals the later of either 90 days prior to the 2012 annual meeting or the close of business on the tenth day following the day on which the date of the meeting is publicly announced.

If a stockholder proposal is brought before the 2012 annual meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, in several circumstances, including if we provide information in the proxy statement for the meeting (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, we know of no business that will be conducted at the 2011 Annual Meeting, other than as described in this Proxy Statement. If any other matter is properly brought before the 2011 Annual Meeting, or any adjournment or postponement of the 2011 Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in their discretion.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about us by one of the following methods:

1. Our home page on the Internet, located at http://www.extremenetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC. Online versions of this Proxy Statement, our 2011 Annual Report, and our letter to stockholders are located at http://investor.extremenetworks.com .

2. To have information such as our latest quarterly earnings release, 2011 Annual Report, or Quarterly Report on Form 10-Q mailed to you, please contact our Investor Relations at (408) 579-3030.

For other questions that you wish to direct via telephone, you may contact our Investor Relations department at (408) 579-3030.

Should you wish to send correspondence, you may send it either to (1) our Investor Relations department, or (2) if you wish for your correspondence to directly reach our Board, you may send it to our Chairman of the Board, who has been selected by our independent directors to receive, distribute and arrange responses for communications from our stockholders to our Board.

In sending any correspondence, you should use the following address:

Extreme Networks, Inc. 3585 Monroe Street Santa Clara, CA 95051 Attn: Investor Relations -or- Attn: Chairman of the Board

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://investor.extremenetworks.com. For more information, see above under the heading “Electronic Delivery of Stockholder Communications.”

BY ORDER OF THE BOARD OF DIRECTORS

Oscar Rodriguez President and Chief Executive Officer

EXTREME NETWORKS, INC. 3585 MONROE STREET SANTA CLARA, CA 95051

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

01	Maury Austin		☐	☐	☐

02	Oscar Rodriguez		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	4.	To ratify the appointment of KPMG LLP, independent registered public accounting firm, as Extreme Networks, Inc.’s independent auditors for the fiscal year ending June 30, 2012.	☐	☐	☐
2.	To approve, a non-binding advisory resolution regarding executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

3.	To recommend, by non-binding advisory vote, the frequency of holding future votes regarding executive compensation.	☐	☐	☐	☐	5.	To recommend a non-binding advisory proposal requesting that the Board of Directors redeem the rights issued pursuant to the Stockholder Rights Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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EXTREME NETWORKS, INC.

Proxy for the Annual Meeting of Shareholders

To be held on Wednesday, April 26, 2012

Solicited by the Board of Directors

The undersigned hereby appoints Oscar Rodriguez and Diane Honda, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Extreme Networks, Inc. to be held at the Executive Briefing Center, Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California, 95051, on Wednesday, April 26, 2012 at 2:00 p.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified on the proposals listed on the reverse side and as more particularly described in the Extreme Networks Proxy Statement dated March 21, 2012, (“the Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon other such matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 and 4, FOR ONE YEAR ON PROPOSAL 3 and AGAINST PROPOSAL 5 SET FORTH IN THE PROXY STATEMENT.

Continued and to be signed on reverse side

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